Exhibit 10.18

INSTANT CASH LOANS LIMITED

as Seller,

-and-

ARCHBROOK HOLDINGS INTERNATIONAL LLC,

as Purchaser.

-and-

DOLLAR FINANCIAL GROUP, INC.

as Master Servicer.

PARTICIPATION AND SERVICING AGREEMENT

dated as of November 15th, 2002

EXHIBITS

Exhibit A – Form of Floating Charge

Exhibit B – Form of Power of Attorney

Exhibit C – Form of Assignment

Exhibit D – Schedule of Accounts

i

(1)Instant Cash Loans Limited (registered in England with number 2685515) whose registered office is at 42

(2)Archbrook Holdings International LLC, a Pennsylvania limited liability company (Archbrook).          1

ii

PARTICIPATION AND SERVICING AGREEMENT

THIS PARTICIPATION AND SERVICING AGREEMENT, made and entered into as of the 15th day of November, 2002, by and between INSTANT CASH LOANS LIMITED, a wholly owned subsidiary of Dollar Financial Group, Inc. organized and existing in the United Kingdom, as seller (“Seller”), ARCHBROOK HOLDINGS INTERNATIONAL LLC, a Pennsylvania limited liability company, as purchaser (“Purchaser”), and DOLLAR FINANCIAL GROUP, INC., a New York corporation (“Dollar”, and in its capacity as master servicer, “Master Servicer”).

W I T N E S S E T H :

WHEREAS, Seller originates short-term consumer loan contracts in the United Kingdom; and

WHEREAS, Participation Interests in contracts satisfying the requirements of this Agreement are to be sold to Purchaser by Seller pursuant to the terms and conditions hereof; and

WHEREAS, Dollar and Purchaser have agreed that Dollar will act as surety for the obligations of the Seller hereunder; and

WHEREAS, Purchaser desires, and Master Servicer has agreed, pursuant to the terms of this Agreement, to cause all of the Contracts in which Purchaser acquires an interest from Seller pursuant to this Agreement to be serviced by Master Servicer. The parties agree that the Master Servicer may delegate certain of its servicing obligations in the United Kingdom to a subservicer, which shall initially be the Seller and Master Servicer has agreed to cause such subservicer to discharge certain servicing obligations described herein.  Seller has agreed to act as the initial subservicer and to discharge such obligations; and

NOW, THEREFORE, in consideration of the preambles and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01  Definitions.  Whenever used herein, the following words and phrases shall have the following meanings:

(a)                                  “Account” means any of the bank accounts of Seller as described in Section 2.01(e) hereof.

(b)                                 “Agreement” means this Participation and Servicing Agreement and all amendments hereof and supplements hereto.

(c)                                  “Amount Financed” means, with respect to a Contract, the amount (expressed in U.S. Dollars at the exchange rate in effect between the currency of the United Kingdom and the currency of the United States of America on the date of origination of such

Contract) advanced under such Contract to an Obligor, without inclusion of any origination fees or fees for extending such Contract beyond its initial Due Date.

(d)                                 “Ancillary Income” means finance charges, late payment charges and other similar charges payable by any Obligors pursuant to the Contracts.

(e)                                  “APR” of a Contract means, as of any time, the contractual annualized rate of finance charges being borne by such Contract, measured against the Amount Financed.

(f)                                    “Assignment” shall mean the assignment substantially in the form of Exhibit C hereto.

(g)                                 Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the City of Philadelphia in the United States of America are authorized or obligated by law or executive order to be closed.

(h)                                 “Change in Control” shall mean, with respect to any entity, (i) the occurrence of a sale of all or substantially all of the assets of the subject entity, (ii) a plan of liquidation or dissolution, other than pursuant to a bankruptcy or insolvency, is adopted, (iii) the acquisition by any person of twenty-five percent (25%) or more of the shares of the subject entity, whether directly or indirectly or acting through one or more other persons, including the power to vote twenty-five percent (25%) or more of any class of voting securities of such entity, (iv) any person, whether directly or indirectly or acting through one or more other persons, obtains control in any manner over the election of a majority of the directors of such entity, or (v) if the Purchaser determines that any person, whether directly or indirectly or acting through one or more other persons, possesses or exercises a controlling influence over the management or policies of such entity, which person does not possess or exercise such a controlling influence with regard to the ownership and/or management of the subject entity at the time this Agreement was executed.

(i)                                     “Charge” means a document filed with the registrar of Companies for England and Wales which provides notice of the lien and security interest of a creditor in collateral of a debtor, and which establishes such creditor’s priority in the collateral described therein among other creditors of the debtor.

(j)                                     “Closing Date”  means November 15, 2002.

(k)                                  “Commitment Amount” means the aggregate amount of money (which, except as otherwise specified herein, shall be expressed in U.S. currency), which Purchaser agrees to make available to Seller for investment in Purchaser’s Participation Interest in Contracts, and which shall be equal to the Initial Commitment Amount as adjusted for any subsequent increases or decreases to such amount in accordance with Section 2.01(c), 2.01(f) and 2.07.

(l)                                     “Commitment Fee” means an amount equal to two and one-half percent of the Commitment Amount, which Dollar shall pay to Purchaser in the currency of the United States in accordance with Section 2.01(d).

(m)                               “Computer Disk” means the electronic record generated by Seller or on behalf of Seller which provides information relating to the Contracts in which an interest is sold to Purchaser, and includes the Contract Schedule and the payment history files related to each Contract.

(n)                                 “Contract” means a short-term unsecured consumer loan which is evidenced by a Note originated by or on behalf of Seller in the United Kingdom, which is funded by Seller pursuant to the Program, and in which Purchaser purchases an interest pursuant to this Agreement, together with the related Contract File, the related Servicing File, and the right to receive payments thereunder, and all proceeds of any of the foregoing, and which is, in each case, listed on the Contract Schedule which is incorporated herein by reference.

(o)                                 “Contract File” means, as to each Contract, (a) the executed original of the Note and any other document evidencing the legal obligation of the Obligor under applicable law, (b) the original credit application, fully executed by each related Obligor on Seller’s customary form, or on a form approved by Purchaser for such application, (c) any and all other documents that are required by law in each applicable jurisdiction and (d) any and all other documents that Seller shall keep on file in accordance with its customary procedures, relating to such Contract or the related Obligor.  All or any part of a Contract File may be maintained in electronic form or in the form of microfiche provided such form is permissible under the laws of the United Kingdom and the United States of America, and the enforceability of the related Contract and the interest of the Purchaser in the related Contract would not be adversely affected thereby.

(p)                                 “Contract Schedule” means a schedule, as the same may be amended from time to time, identifying each Contract in which an interest is sold to Purchaser pursuant to this Agreement, which Dollar shall provide to or make accessible by Purchaser on a daily basis in hard copy or electronic form and in which Dollar shall set forth with respect to each Contract on a real-time basis (a) the contract number, (b) the name(s) of each related Obligor, (c) the mailing address of each such Obligor, (d) the Amount Financed , (e) the amount of the payment due from such Obligor(s), (f) the APR (and the basis by which such APR is calculated), (g) the Origination Date, (h) the Due Date, (i) the term, in weeks or days, as applicable, and (j) the Origination Fee.

(q)                                 “Credit Scoring System” means the credit scoring system or credit evaluation methods developed for the Payday Loan Flow Program by Seller and utilized by Seller to review credit applications for Contracts (which system objectively compares the data presented in each such credit application to the Guidelines) to aid in the determination of whether or not a Contract satisfies the Guidelines and is acceptable for sale of an interest to Purchaser pursuant to this Agreement.

(r)                                    “Default” means a Seller Default, a Dollar Default, a Master Servicer Default or a Purchaser Default.

(s)                                  “Dollar” means Dollar Financial Group, Inc., a New York corporation, and its successors and permitted assigns.

(t)                                    “Dollar Default” shall mean a default by Dollar described in Section 5.01.

(u)                                 “Due Date” means, with respect to a Contract, the date on which payment is due on such Contract, exclusive of any related grace period.

(v)                                 “Due Period” shall mean, with respect to each Remittance Date, the calendar month immediately preceding such Remittance Date.

(w)                               “Floating Charge” shall mean the document granting a floating charge to Purchaser substantially in the form attached hereto as Exhibit A which shall be executed on the Closing Date in accordance herewith.

(x)                                   “Guidelines” means Seller’s credit and origination policies existing on the date hereof applicable to Contracts originated by or on behalf of Seller a copy of which shall be provided to Purchaser, as modified from time to time in the manner and to the extent permitted by this Agreement.

(y)                                 “Initial Commitment Amount” means $8,000,000.00 in the currency of the United States.

(z)                                   “Investment Difference” shall mean, with respect to any date of determination, the amount by which the Commitment Amount on such date (in the currency of the United Kingdom) exceeds the aggregate Amount Financed of Contracts outstanding on such date, as described in Section 2.01(f) hereof.

(aa)                            “Lien” means, with respect to each Contract, any security interest, lien, charge, pledge, equity or encumbrance of any kind.

(bb)                          “Loss” shall mean, with respect to any Due Period, and any Contract, the principal portion of the Amount Financed relating to such Contract which is not paid on its respective Due Date which falls within such Due Period, and which is not subsequently collected by Master Servicer or its agent from the related Obligor (collectively, “Losses”). The amount of any Loss shall be expressed in the currency of the United Kingdom on the date such loss is incurred.

(cc)                            “Loss Rate” shall mean, with respect to any Due Period, the fraction (expressed as a percentage) with respect to which the numerator shall equal the Losses for such Due Period minus any recoveries of principal with respect to Losses incurred the current or any prior Due Period, and for which the denominator shall be the weighted average of the aggregate Amount Financed of all Contracts outstanding on each day during such Due Period, in each case as expressed in the currency of the United Kingdom.

(dd)                          “Master Servicer” shall mean Dollar, its successors and permitted assigns.

(ee)                            “Master Servicer Default” shall mean a default by the Master Servicer as described in Section 5.01.

(ff)                                “Non-Defaulting Party” shall have the meaning specified in Section 5.03

(gg)                          “Note” means any unsecured consumer loan contract related to any Contract together with any extensions thereof and any addendums, amendments, supplements or modifications thereto.

(hh)                          “Obligor” on a Contract means the Person who executes such a Contract or any other Person who owes or may be liable for payments under such a Contract.

(ii)                                  “Officer’s Certificate” shall mean a certificate signed by the Chairman or Vice-Chairman of the Board, the President, any Executive or Senior Vice President, any Vice President or Assistant Vice President, the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary of the party issuing such certification.

(jj)                                  “Origination Date” means, with respect to any Contract, the date on which such Contract was executed by the related Obligor and upon and after which date certain rights in respect of such Contract shall be deemed to have been conveyed to Purchaser pursuant to this Agreement.

(kk)                            “Origination Fee” means, with respect to any Contract, the fee or fees received by Seller or Dollar from the Obligor as compensation for origination or extension of the Contract.

(ll)                                  “Participant” means any Person, other than the Seller, who owns a participation interest in any Contract.

(mm)                      “Participated Assets” shall have the meaning specified in Section 2.02(a).

(nn)                          “Participation Interest” means, on any date of determination,  the undivided equitable interest of the Purchaser (expressed as a percentage) in the contracts originated by Seller pursuant to the Program equal to (i) the Commitment Amount (expressed in the currency of the United Kingdom) divided by (ii) the aggregate Amount Financed of all contracts originated by Seller pursuant to the Program, multiplied by (iii) 100.

(oo)                          “Pass-Through Rate”  means two and seven-tenths percent (2.7%) per month.

(pp)                          “Payday Loan Flow Program” or “Program” means the activities of Seller of originating and collecting upon individual consumer payday loan contracts similar to the Contracts as contemplated hereby.

(qq)                          “Person” means any legal person (under the laws of the applicable jurisdiction), including any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(rr)                                “Power of Attorney” shall mean a power of attorney granted by Seller to Purchaser substantially in the form of Exhibit B hereto.

(ss)                            “Purchaser” means Archbrook Holdings International LLC and its successors and permitted assigns.

(tt)                                “Purchaser Default” shall have the meaning specified in Section 5.02.

(uu)                          “Remittance Date” Shall mean the 5th day of each calendar month during the term of this Agreement, or any extension thereof, or, if such 5th day is not a Business Day, the next succeeding Business Day.

(vv)                          “Repurchase Price” means, with respect to any Contract to be repurchased by Seller pursuant to Section 4.04 or Dollar pursuant to Section 7.05, an amount equal to Purchaser’s pro rata share, in the currency of the United States, (based upon the Purchaser’s Participation Interest on the date of repurchase) of the unpaid balance of the Amount Financed for such Contract plus accrued but unpaid interest on such Contract at the Pass-Through Rate to and including the date of repurchase.

(ww)                      “Seller” means Instant Cash Loans Limited, its successors and permitted assigns.

(xx)                              “Seller Default” shall have the meaning specified in Section 5.01.

(yy)                          “Servicing File” means, with respect to a Contract, all documents, records and other items maintained by Master Servicer (in accordance with applicable law and those customary procedures which Master Servicer would employ in servicing contracts similar to the Contracts on its own behalf) relating to such Contract or the related Obligor and not included in the related Contract File, including credit reports and verifications, payment records, correspondence and all historical computerized data files.  All or any part of a Servicing File may be maintained in electronic form or in the form of microfiche  provided such form is permissible under the laws of the United Kingdom and the United States of America, and the enforceability of the related Contract and the interest of the Purchaser in the related Contract would not be adversely affected thereby.

(zz)                              “Subservicer” shall mean an entity acceptable to Purchaser which shall perform certain of Master Servicer’s servicing obligations pursuant to this Agreement.  The initial Subservicer shall be the Seller.

(aaa)                      “Targeted Return” has the meaning ascribed to it in Section 2.04.

(bbb)                   “UCC” means the Uniform Commercial Code, as in effect in the relevant jurisdiction of the United States of America.

Section 1.02  Usage of Terms.  With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to “writing” including printing, typing, lithography and other means of reproducing words in a visible form, including electronic facsimiles and photocopies; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”

Section 1.03  Section References.  All Section references shall be to Sections in this Agreement.

ARTICLE II
SALE OF INTERESTS IN AND SERVICE OF CONTRACTS

Section 2.01  Purchase and Sale of Participation Interest in Contracts.

(a)                                  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, during the term of this Agreement, a Participation Interest in those certain contracts hereafter originated by or on behalf of Seller from time to time pursuant to the Program and which shall be set forth on a Contract Schedule and satisfy the Guidelines.

(b)                                 Subject to Section 3.01, Seller shall fund the origination of the Contracts.

(c)                                  Upon the satisfaction of each of the conditions set forth in Section 2.07, the Purchaser shall make available to Seller an amount equal to the Initial Commitment Amount for investment in Purchaser’s Participation Interest in the Contracts.  The Commitment Amount may thereafter be decreased by Purchaser in its sole discretion, as follows:  (i) the Commitment Amount may be decreased at any time on not less than one Business Day’s notice from Purchaser to Seller, provided that the Commitment Amount shall not be reduced to less than four million dollars ($4,000,000.00) other than with respect to clause (ii) of this Section 2.01(c); (ii) the Commitment Amount may be decreased without limitation at any time on not less than sixty (60) days notice to Seller, or to Dollar (in accordance with clause (c) of the second full paragraph of Section 7.05) from Purchaser, provided that upon the occurrence of a Default (other than a Purchaser Default) under this Agreement, the Commitment Amount may, at the sole option of Purchaser, be declared immediately due and payable to Purchaser. The Commitment Amount may be increased on not less than one Business Day’s notice from Purchaser to Seller (which notice may be made by facsimile transmission), but only with Seller’s consent, which consent Seller may withhold in its sole discretion, provided however, if Seller fails to notify Purchaser within such one Business Day of Seller’s consent or lack of consent, Seller shall be deemed to have consented to such increase.

(d)                                 On the Closing Date, Dollar shall pay Purchaser an amount equal to the Commitment Fee on the Initial Commitment Amount (the “Initial Commitment Fee”) by wire transfer of immediately available funds to such account as Purchaser shall direct.  Dollar shall thereafter pay to Purchaser an amount equal to the Commitment Fee, up to a maximum amount aggregate Commitment Fee of $250,000, on the amount of each increase to the Commitment Amount (up to an aggregate Commitment Amount of ten-million dollars ($10,000,000.00)) as described in the last sentence of Section 2.01(c)  within one Business Day of Seller’s consent to each such increase; provided however, up to sixty percent (60%) of the Initial Commitment Fee paid by Dollar shall be refundable to Dollar on a pro-rata basis.  The pro-rata portion refundable to Dollar shall be determined as of November 15, 2004, and shall be equal to, (i) the Initial Commitment Amount, minus (ii) the average of the actual monthly Commitment Amounts in effect for each month from November, 2002, through October 2004, multiplied by (iii) .015, (the “Commitment Fee Reimbursement Amount”). With respect to any month from November 2002 through October 2004 in which the actual Commitment Amount changes during such month, the actual Commitment Amount shall be determined for such month on a weighted average basis using the actual number of days each applicable Commitment Amount balance was in effect during such month.  Notwithstanding anything to the contrary herein, Dollar shall not be entitled to reimbursement of the Commitment Fee to the extent that the Commitment Amount is reduced at any time due to (i) any default of Seller or Dollar under this Agreement (including but not limited to a Change of Control of either entity), (ii) a decline in the origination of contracts by the Seller under the Program or of the Amount Financed of contracts originated by Seller under the Program such that Commitment Amount is in excess of the Amount Financed of the contracts outstanding and is returned to Purchaser pursuant to Section 2.01(f), or (iii) if, subject to Section 6.06(d), Purchaser and Dollar agree that a portion of the Commitment Amount shall be used to fund the origination of contracts in the United States by Dollar or its subsidiaries; then, in each and every case, the Commitment Amount shall not be deemed to be reduced by such amounts for the purpose of calculating the Commitment Fee Reimbursement Amount.

(e)                                  Seller shall, prior to the Closing Date,  establish, hold and maintain an account or accounts at financial institutions in the United Kingdom in the name of Seller, each of which accounts (i) is listed on Exhibit D attached hereto (which may be amended from time to time in accordance herewith) which shall in each case, identify the exact title of the account, the name and address of the financial institution at which such account is held, and the associated bank account number, (ii) is rated not less than the rating equivalent of A1/P1 (as applicable to U.S. financial institutions) for institutions in the United Kingdom, (iii) may be interest-bearing, (iv) will contain, (or all of such accounts in the aggregate will contain) all funds related to this Agreement, any Investment Difference (as defined in Section 2.01(f)) and the Contracts originated by Seller, (v) does not permit any Person other than Seller to withdraw funds, and (vi) is hereby pledged to the Purchaser as security for the performance of Dollar’s and Seller’s obligations pursuant to this Agreement (collectively, the “Accounts”). The parties hereto agree that all funds in respect of the Commitment Amount (to the extent not invested in the Amount Financed of Contracts) and all proceeds from Contracts shall be deposited only in the Accounts, and the parties hereto further agree that (A) Seller shall, within 5 business days of the establishment of any additional account, notify Purchaser of the establishment of such account and provide Purchaser with an updated Exhibit D containing the information with respect to such account, and (B) that any such account shall meet the criteria set forth in clauses (i) through (v) above and shall be pledged to Purchaser in accordance with clause (vi) above, immediately upon its establishment, notwithstanding any delay or failure by Seller to comply with clause (A) of this Section 2.01(e).

(f)                                    Seller shall, on each Business Day, to the extent of the Commitment Amount, cause the Commitment Amount to be fully applied to the purchase of the Purchaser’s Participation Interest in the aggregate Amount Financed of contracts from time to time originated by Seller under the Program, to the extent such Amount Financed balances of contracts are outstanding.  If the aggregate Amount Financed balances of contracts originated by Seller and outstanding on any given day is less than the Commitment Amount on such day (the “Investment Difference”) as a result of market conditions or a change in business operations by Seller, Seller shall have no obligation to originate additional contracts on such date and shall not invest the Investment Difference in any investment other than the Contracts then outstanding and not charged off in accordance with the Charge-off Policy set forth in Section 3.03 hereof.  Seller or its agent shall, on the same day as any Investment Difference shall exist, deposit the amount of such Investment Difference (less any portion of such Investment Difference which was deposited by Seller prior to such day and which remains on deposit in the Accounts in accordance herewith) by wire transfer of immediately available funds to the Accounts or to such other account as Purchaser shall direct.  Purchaser agrees that Seller may withdraw funds from the

Accounts representing the principal of the Commitment Amount collected on the Amount Financed of the Contracts and deposited by Seller in the Accounts from time to time (including any amount representing the Investment Difference) solely for the purpose of reinvesting such funds in the Amount Financed of new Contracts originated, unless and until Purchaser shall inform Seller or Dollar otherwise, provided however, on each Remittance Date, Seller or its agent shall remit to the Purchaser the amount representing the Investment Difference held in the Accounts at the end of the related Due Period to such account as Purchaser shall direct. In addition, on the close of business on any date within a Due Period on which the Investment Difference is in excess of $500,000.00 (or its equivalent in the currency of the United Kingdom) Seller or its agent shall remit to the Purchaser the amount representing such Investment Difference to such account as Purchaser shall direct.

(g)                                 The parties do hereby agree that, on any date of determination (1) the Seller shall maintain in the Accounts an amount equal to the Investment Difference plus the accrued and unpaid amount of the Targeted Return due to Purchaser, (2) Seller shall not withdraw, except in accordance with the terms of this Agreement, and shall not permit the withdrawal by any Person of, the funds referred to in clause (g)(1) from the Accounts, and (3) Seller may withdraw any funds held in the Accounts in excess of those funds identified in clause (g)(1).

(h)                                 As the Contracts in which Purchaser has acquired a Participation Interest are repaid by Obligors, all such payments, including principal, interest, payments of finance charges, late fees, insufficient-funds charges, penalties or other payments by Obligors in respect of interest shall be deposited into the Accounts.  The principal portion of any such payments used to repay the related Amounts Financed shall be reinvested in the Participation Interest in the Contracts then outstanding in accordance with Section 2.01(f), including new Contracts originated on and after the date of this Agreement to the extent such Amount Financed balances of Contracts are outstanding, otherwise such principal amounts shall be maintained in the Accounts until reinvested or as otherwise remitted to the Purchaser in accordance with Section 2.01(f) or otherwise in accordance herewith.  Dollar agrees to bear all risk of loss due to fluctuations in currency exchange rates between the United States currency and the currency of the United Kingdom.

Section 2.02  Sale of Interest in Contracts.

(a)                                  Subject to the terms and conditions of this Agreement, on each day in which Purchaser acquires a Participation Interest in any Contract(s) originated by Seller, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, without recourse (subject to Seller’s, Dollar’s and Master Servicer’s obligations hereunder), an undivided equitable interest equal to the Participation Interest in and to all of Seller’s equitable right, title and interest in and to the following (collectively, the “Participated Assets”):

(i)  the Contracts and all monies due thereon or paid thereunder or in respect thereof (including proceeds of the repurchase of Contracts by Seller or Dollar pursuant to Section 4.04 and Section 7.05) on or after the Origination Date relating to each such Contract, including but not limited to those held in the Accounts or any other account referred to herein;

(ii)  all documents and information contained in the Contract Files and the Servicing Files; and

(iii)  all proceeds of the foregoing.

(b)                                 At the reasonable request of Purchaser, Seller will at Seller’s expense,

(i)  take or cause to be taken any further action necessary or appropriate to effect or perfect the sale and transfer made hereby (including without limitation executing any necessary conveyance);

(ii)  execute, record and file, or cause to be executed, recorded and filed, such documents and instruments as are necessary or appropriate to give Purchaser an undivided equitable ownership interest equal to the Participation Interest in and to each Contract or to give Purchaser a first priority charge and perfected security interest in each of the Contracts and in the proceeds thereof (including but not limited to proceeds held in the Accounts), and to effect the sale and transfer from Seller to Purchaser of the Purchaser’s Participation Interest in the Contracts as created hereby in the United States and/or the United Kingdom, as applicable (including without limitation executing any necessary conveyance); and

(iii)  if reasonably required to transfer and perfect the sale and transfer of, or first-priority security interest in, the Participation Interest made hereby to Purchaser, obtain from third parties all documents, instruments, waivers and releases necessary, and take all other action requested by Purchaser, to facilitate the sale and transfer made hereby (including without limitation executing any necessary conveyance).

Section 2.03  Payment of Commitment Amount.  On the date upon which each of the conditions set forth in Section 2.07 are met to the satisfaction of Purchaser, Purchaser shall deposit, by wire transfer of available funds to such account as Seller shall direct, an amount equal to the Initial Commitment Amount. Thereafter, concurrently with each permitted increase in Commitment Amount,  Purchaser shall deposit the amount of such permitted increase to the Commitment Amount by wire transfer of available funds to such account as Seller shall direct.

Section 2.04  Payment of Targeted Return.  In lieu of any amounts collected in respect of interest on the Contracts and Ancillary Income which would be otherwise payable to Purchaser in connection with Purchaser’s Participation Interest, Seller or its agent shall pay to Purchaser with respect to each Due Period, and Purchaser shall accept, whether or not collected from Obligors, simple interest at the Pass Through Rate on the average daily balance of the Commitment Amount during such Due Period (the “Targeted Return”).  Seller or its agent shall remit such Targeted Return to Purchaser by wire transfer of immediately available funds to such account as Purchaser shall direct on the related Remittance Date.  The parties expressly acknowledge and agree that, subject to and in consideration for the foregoing, Seller shall be entitled to retain all interest on the Contracts and Ancillary Income collected in connection with the Contracts during each Due Period, provided however, all such interest and Ancillary Income with respect to such Due Period shall be deposited and maintained in the Accounts, and retained therein, except as permitted by this Agreement.

Section 2.05  Return of Purchaser’s Investment.  Within one Business Day, upon termination of this Agreement, or upon the occurrence of any full or partial reduction in the Commitment Amount Seller shall, forthwith pay to Purchaser, by wire transfer of immediately available funds to an account specified by Purchaser, an amount equal to the Commitment Amount or the appropriate decrement thereof.

Section 2.06  Trust Funds.  The parties hereby expressly agree that all funds of or due to Purchaser, including but not limited to the Commitment Amount, and all proceeds, products, investments and reinvestments thereof, in the hands of Seller, Dollar or Master Servicer or any Subservicer shall constitute trust funds for the benefit of Purchaser, and all such funds shall be held and maintained at all times within the United Kingdom and shall not be transferred to the United States except to such account as Purchaser may direct.

Section 2.07  Conditions to Sale of Participation Interest in Contracts.  The obligations of Purchaser hereunder to fund the Commitment Amount and to purchase the Participation Interest in Contracts are subject to the accuracy of the representations and warranties of Seller, Dollar and Master Servicer contained herein, to the performance by Seller, Dollar and Master Servicer of their respective obligations hereunder, to the conveyance of the items listed in Section 2.02(a) and to the delivery by Seller or Dollar of the following items to Purchaser on or prior to Purchaser’s payment of the Initial Commitment Amount:

(a)                                  Satisfactory proof of the release of record of any filed charges against the Seller or Dollar with respect to the Contracts;

(b)                                 Satisfactory proof of the release of Seller and Dollar from any and all negative contractual covenants relating to or affecting the obligations or rights of such parties with respect to this Agreement, the Contracts and the pledge of a security interest to Purchaser in the Contracts and the proceeds thereof;

(c)                                  Satisfactory evidence of Seller’s licensure in accordance with the Consumer Credit Act and registration of Seller in accordance with the Data Protection Act;

(d)                                 The executed Floating Charge and Power of Attorney, each as  substantially in the form attached as an exhibit hereto;

(e)                                  Such other documents as may be reasonably requested by Purchaser, including without limitation any documents needed to create a first-priority secured lien and perfected security interest on the Contracts and the proceeds thereof, including in the Accounts and all other bank accounts in which any such funds reside, in favor of Purchaser under the laws of the United Kingdom or the United States as applicable;

provided however, upon the occurrence of a Default by any party other than Purchaser, Purchaser shall have no further obligation to purchase a Participation Interest in any Contracts, and Seller shall refund the full amount of the Commitment Amount upon Purchaser’s demand by wire transfer of immediately available funds to such account as Purchaser shall direct. There shall be no cure period applicable to the failure to refund the Commitment Amount to Purchaser upon termination of this Agreement.

Section 2.08  Protection of Purchaser’s Interest in Contracts.  It is the intention of the Seller, Dollar, and the Purchaser that their agreement hereunder shall constitute a sale by Seller to Purchaser of an undivided equitable interest equal to the Participation Interest in and to all of the equitable right, title and interest of Seller in and to the Participated Assets and does not constitute a financing.  If the sale of the Participation Interest in the Contracts from Seller to the Purchaser is characterized as a financing, it is the intention of the parties to this Agreement that this Agreement shall constitute a security agreement under applicable law, and that Seller shall be deemed to have granted, and each does hereby grant, to Purchaser a first priority lien, charge, and security interest in all of Seller’s respective right, title and interest in, to and under the Participated Assets to secure payment of the obligations of Seller herein.  Seller does additionally hereby grant a first priority lien and security interest to Purchaser in the Accounts and the proceeds thereof.

(a)                                  Filing of Financing Statements.   In connection with the foregoing grant to Purchaser of a first priority lien, charge and security interest, Seller and Dollar agree that Purchaser shall, at Purchaser’s expense file such charges and/or financing statements (the form of which shall be approved by Purchaser), and Master Servicer shall thereafter file such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the interest of Purchaser as owner of the Participation Interest in the Participated Assets or Purchaser’s first priority perfected lien and security interest in the Participated Assets, in the Accounts, and the proceeds of any of the foregoing in the United Kingdom. Master Servicer shall deliver (or cause to be delivered) to Purchaser file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.  In the event that Purchaser determines that the interest Seller conveyed to Purchaser hereunder was other than an ownership interest or a first-priority lien, charge and security interest in the Participated Assets (i.e., if any Person is determined to have a claim or right that is superior to that of Purchaser in and to the Participated Assets as collateral), Seller hereby agrees to immediately purchase the Purchaser’s interest in the Participated Assets at the Repurchase Price upon Purchaser’s demand.

(b)                                 Further Assurances.  At the request of Purchaser, Dollar and Seller shall, at such parties’ expense, perform such other duties, furnish such reports, execute or file such other documents (including but not limited to precautionary fixed charges, floating charges and financing statements), obtain from third parties all documents, instruments, waivers and releases necessary, and provide such other and further assurances in connection with this Agreement as Purchaser from time to time may reasonably request to transfer and perfect the sale and transfer made hereby to Purchaser and any subsequent conveyance thereof.

(c)                                  Change in Name, Identity or Corporate Structure.  Seller and Dollar shall not change its name, identity, or corporate structure in any manner that would, could, or might make any fixed or floating Charge, financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading (within the meaning of § 9-506 of the UCC as adopted in the Commonwealth of Pennsylvania), unless such party shall have given the Purchaser at least sixty (60) days’ prior written notice thereof and such party shall have promptly filed appropriate amendments to all previously filed charges, financing statements or continuation statements.

(d)                                 Location of Principal Executive Office.  Seller and Dollar shall give the Purchaser at least sixty (60) days’ prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the law of the applicable jurisdiction would require the filing of any amendment of any previously filed fixed or floating Charge, financing or continuation statement or the filing or recordation of any new Charge or financing statement to protect Purchaser’s interest in the Participated Assets, and shall promptly file any such amendment or new Charge or financing statement. Master Servicer shall maintain its principal executive office within the United States of America.

(e)                                  Indication of Ownership in Physical Files.  In addition to the execution and filing of Charges and financing statements evidencing the Purchaser’s ownership interest or first priority lien security interest in and to the Participated Assets, Seller, Dollar or their respective agents shall, within 20 days of the Closing Date and continuously thereafter, conspicuously mark each Contract File, each Servicing File, the related Note and any amendments, modifications or supplements thereto, as follows: “PURSUANT TO A PARTICIPATION AND SERVICING AGREEMENT BETWEEN INSTANT CASH LOANS LIMITED, ARCHBROOK HOLDINGS INTERNATIONAL LLC, AND DOLLAR FINANCIAL GROUP, INC. DATED AS OF NOVEMBER 15, 2002, AN UNDIVIDED EQUITABLE INTEREST IN THIS LOAN AND THE CONTENTS OF THIS FILE HAS BEEN SOLD AND ASSIGNED TO ARCHBROOK HOLDINGS INTERNATIONAL, LLC, 100 FRONT STREET, SUITE 1410, WEST CONSHOHOCKEN, PENNSYLVANIA 19428-2884.” to clearly indicate the Purchaser’s ownership and/or Charge and/or security interest in such Contract.  Seller shall deliver an Officer’s Certificate to Purchaser within twenty (20) days after the Closing Date, and monthly thereafter together with the monthly reports for each Due Period as provided to Purchaser in accordance herewith, certifying that this Section 2.08(e) has been complied with and that Seller has not conveyed to any Person any interest in the Contracts.

(f)                                    Indication of Ownership in Computer Records.  The Seller or its agent shall, maintain its computer systems such that, from and after the time of sale hereunder of a Participation Interest in each of the Contracts to Purchaser (or as soon as practicable after such computer system, or any successor computer system, has such system capability), Seller’s master computer records (including any back-up archives) that refer to each such Contract shall indicate clearly that an interest in such Contract is owned by Purchaser.  Once Purchaser’s interest is so indicated, such reference to the Purchaser’s interest in a Contract shall be deleted from or modified on such computer records when, and only when, the Contract shall have been paid in full, repurchased, or the Purchaser’s interest therein is transferred by the Purchaser pursuant to Section 7.02.

(g)                                 Notice to Prospective Transferees.  If at any time Seller shall propose to sell, grant a security interest in, or otherwise convey any interest in contracts to any prospective purchaser, lender or other transferee, Seller shall give to such prospective purchaser, lender or other transferee its Computer Disks, records, or printouts (including any restored back-up archives) that, if they refer in any manner whatsoever to any Contract, indicate clearly that an interest in such Contract has been sold to and is owned by Purchaser. Seller shall not, and shall not attempt to, sell, pledge, or grant a charge or security interest in the whole or any part of any

Contract or other Participated Asset, to any Person other than Purchaser without the prior written consent of Purchaser.

Section 2.09  Custody of Documents.

(a)                                  Seller shall hold in trust, the Contract Files and the Servicing Files as trustee for the benefit of and as bailee of Purchaser and Seller, and Seller shall maintain such accurate and complete accounts, records and computer systems pertaining to the Contract Files indicating the Purchaser’s Participation Interest and the Pass-through Rate with respect to the Contracts.  Dollar and Seller expressly agree to hold and maintain the contents of all Contract Files and Servicing Files with respect to the Contracts in the United Kingdom for the duration of this Agreement. Seller shall act with reasonable care in performing its duties as trustee and custodian.  Seller shall promptly report to Purchaser any failure on its part to hold the Contract Files and the Servicing Files and maintain is accounts, records and computer systems as herein provided and shall promptly take appropriate action to remedy any such failure.

(b)                                 Seller shall maintain the Contract Files and the Servicing Files at the offices of Dollar Financial UK Ltd. Castlebridge Office Village, Kirtley Drive, Castle Marina, Nottingham, England, NG7 1LD, or at such other location as shall be specified to Purchaser by written notice not later than ten (10) Business Days prior to any change in location.  Seller shall make available to the Purchaser or its duly authorized employees, officers, agents, representatives, attorneys or auditors a list of locations of the Contract Files and the Servicing Files and the related accounts, records and computer systems maintained by Seller or its agents, as the case may be, during such Person’s normal business hours upon reasonable advance notice.

Section 2.10  Servicing of Contracts.

(a)                                  From and after the date of execution and delivery of this Agreement, Master Servicer shall service all Contracts subject to this Agreement, on behalf of Purchaser with respect to the Participation Interest, in accordance with (i) applicable law, regulations, treaties and executive orders applicable to each of the parties hereto, (ii) its customary and standard practices applicable to such Contracts; and (iii) the same degree of care as it employs in the servicing of contracts similar to the Contracts for its own account giving due consideration to Purchaser’s reliance on Master Servicer.

Purchaser agrees that the Master Servicer shall be its initial authorized agent for servicing the Contracts and collecting the amounts due under the Contracts. The Master Servicer may delegate substantially all its duties under this Agreement to a permitted Subservicer; provided, however that no such delegation or subcontracting shall relieve the Master Servicer of its responsibilities with respect to such duties and the Master Servicer shall remain primarily responsible with respect thereto; provided further however, Purchaser may pursue all legal remedies for any breach of such duties against any such Subservicer, directly, at its sole option. To the extent that Purchaser reasonably determines that Master Servicer, or any permitted Subservicer (including Seller in its capacity as Subservicer hereunder), is, or likely to be, unable or unwilling to perform the servicing obligations in accordance with this Agreement and in conformance with the best interests of Purchaser, applicable law and the terms hereof, Purchaser may, by written notice to Master Servicer, require the transfer of the servicing of the Contracts to a successor Master Servicer or to a successor Subservicer acceptable to Purchaser.  Within thirty

(30) days of the date of the Purchaser’s notice of such requirement to transfer servicing,  the Master Servicer shall negotiate the sale and transfer of such servicing rights to a successor servicer which shall be selected by Master Servicer and approved by Purchaser, which approval may be withheld for any reason or no reason. If the Master Servicer has not selected a replacement within such thirty (30) days, Purchaser may select such successor.  The Master Servicer shall be entitled to the related purchase price of such servicing rights, if any. The Master Servicer shall cooperate with the Purchaser and the successor servicer in effecting the termination of the responsibilities and rights of the Master Servicer or any Subservicer under this Agreement, including the transfer to the Purchaser or its designee for administration of all cash amounts that shall at the time be held by the Master Servicer, or its agent, for deposit or shall thereafter be received with respect to a Contract and the delivery of the Contract Files and Servicing Files and the related accounts and records maintained by, or by an agent of, the Master Servicer.  All reasonable costs and expenses (including attorneys’ fees) incurred in connection with transferring the computer records, Custodial Files and Servicing Files to the Purchaser or Purchaser’s designee pursuant to this Section shall be paid by the Servicer upon presentation of reasonable documentation of such costs and expenses.

(b)                                 To facilitate the servicing of the Contracts hereunder, not later than each Remittance Date, and at such other times as Purchaser may request, Master Servicer shall deliver to Purchaser (i) a list (which may be in electronic form) setting forth, with respect to each Contract outstanding on the last day of such month, all of the information required to be contained in the Contract Schedule, (ii) a monthly remittance report in the report in a form reasonably acceptable to and as specified by Purchaser, as to the immediately preceding calendar month (iii) and copies of the Seller’s and Dollar’s monthly financial statements (including but not limited to such parties’ balance sheets, income statements and cash flow statements) for the immediately preceding calendar month.  In addition, not more than 60 days after the end of each calendar year, Master Servicer will furnish to Purchaser an annual remittance report in a form reasonably acceptable to and as specified by Purchaser, as to the prior calendar year.

(c)                                  Master Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Contracts and the transactions contemplated hereby.  In addition, Master Servicer shall provide Purchaser with such information concerning the Contracts as is necessary for Purchaser to prepare its federal income tax return and as Purchaser may reasonably request from time to time.

(d)                                 Master Servicer shall throughout the term of this Agreement disclose to Purchaser at any time and from time to time, as requested by Purchaser, the aggregate amount of payments, if any, made in respect of the Amount Financed of the Contracts originated since the related Origination Dates thereof and will provide Purchaser with documentation (which may be in electronic form) identifying such payments and the related Contracts.

(e)                                  As to each Contract in which Purchaser purchases an interest hereunder, Purchaser shall be entitled to a pro rata share of all repayments of Amounts Financed on or in respect of such Contract received on or after its respective Origination Date (which pro-rata share shall be calculated on the percentage of the Purchaser’s Participation Interest on the date such payment is received).  To the extent not reinvested as provided in Section 2.01(f), Master Servicer shall deposit on the Business Day collected, all monies or other collections received by

Master Servicer representing monies described in the preceding sentence by wire transfer of immediately available funds to the Accounts or to such other account as Purchaser may direct. Notwithstanding anything to the contrary herein, in the event that Purchaser reasonably determines that Seller or Master Servicer is unable to pay its debts currently as they become due, or if Seller or Master Servicer is otherwise is deemed insolvent or is, in Purchaser’s reasonable determination, pending insolvency, the parties hereto agree that Purchaser shall be entitled to reimbursement of the full amount of the Commitment Amount, without regard to pro-ration, prior to any payment to Seller or Master Servicer or any subservicer, or third party with respect to the Contracts.

(f)                                    Master Servicer agrees, as promptly as practicable, to take such actions as may reasonably be requested from time to time by Purchaser that may reasonably be necessary in connection with servicing the Contracts.

ARTICLE III
CREDIT REVIEW AND PRICING OF CONTRACTS

Section 3.01  Credit Review.  The Contracts originated by Seller and generated through the Program shall be reviewed and underwritten by Seller strictly in accordance with applicable law, the applicable Guidelines (as such Guidelines may be amended from time to time pursuant to Sections 6.06(b) and (c)) and this Agreement and each Contract shall comply therewith and with the representations and warranties contained herein.  No credit approval system other than the Credit Scoring System shall be used to approve any advances to an Obligor.  Dollar shall periodically review and audit the Contracts in accordance with its standard practices and procedures for such review and shall provide Purchaser with a copy of the related findings.

Section 3.02  Pricing of Contracts; APR.  The APR and Amount Financed for each Contract (each as determined in terms of U.S. currency) in which an interest is to be sold by Seller to Purchaser pursuant to this Agreement will be set forth in the applicable Contract Schedule.

Section 3.03  Dollar’s Charge-off Policy.  If neither of Master Servicer or any Subservicer receives the full payment of the Amount Financed and the Finance Charge on or before the scheduled maturity date with respect to a Contract, Master Servicer shall classify the unpaid amounts with respect to the Contract as a charged-off loan on the day after the Due Date related to such Contract (the “Charge-off Policy”).  Master Servicer shall use reasonable efforts to collect such unpaid amounts from the related obligors after the related scheduled maturity date. Any such recoveries on charged-off loans shall offset the amount of any Losses with respect to the Contracts in the Due Period in which such recoveries are collected.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES; INDEMNITIES

Section 4.01  Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser, as of the date hereof, and as of each date hereafter on which any portion of the Commitment Amount is still outstanding, as follows:

(a)                                  Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom, with power and authority to own its properties and to conduct its business as such properties are currently and shall be owned and such business is presently and shall be conducted.

(b)                                 Due Qualification.  Seller is duly qualified to do business as a  corporation in good standing in the United Kingdom, and has obtained all necessary licenses, registrations and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the origination or funding or servicing of Contracts and the sale of an interest in the Contracts to Purchaser pursuant to this Agreement) is required.

(c)                                  Power and Authority.  Seller had the full power and authority and legal right to originate the Contracts as of the date of Origination thereof.  Seller has the full power and authority to hold each Contract, to sell each Contract, to sell the Participation and to execute, deliver and perform, and to enter into and consummate this Agreement, all transactions contemplated by this Agreement and any document related hereto or delivered in connection herewith; Seller has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.

(d)                                 Binding Obligations.  This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable Seller in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(e)                                  No Violation.  Neither the execution and delivery of this Agreement, the origination of the Contracts, the sale of the Participation Interest in the Contracts to Purchaser, the consummation of the transactions contemplated by this Agreement and the fulfillment of or compliance with the respective terms thereof conflicts with, will result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation, charter, bylaws, (or other similar organizational or formative documents) of Seller or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which Seller is a party or by which it shall be bound; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than any Charge or security interest of Purchaser as set forth in this Agreement) nor violate any law, rule or regulation applicable to Seller, or any order of any court or of any U.S. (or applicable foreign) federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Seller, its subsidiaries, or their respective properties, which breach, default, conflict, lien or violation would have a material adverse effect on Seller, the Contracts, the Participation Interest, the transactions contemplated by this Agreement, the Purchaser’s interest in any of them, or such entities’ performance of obligations hereunder.

(f)                                    Litigation.  Except as otherwise furnished to Purchaser in writing, no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened, against Seller or any of its subsidiaries, which, either in any one instance or in the aggregate, if determined adversely to such entity would adversely affect the sale of the Participation Interest in the Contracts to the Purchaser, the execution, delivery or enforceability of this Agreement, or any material liability of Seller, or would draw into question the validity of this Agreement, of the

Contracts or the Purchaser’s interest therein, or the ability of Seller to service and administer the Contracts hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of Seller or would adversely affect the value of a Contract;

(g)                                 Custody of Documents.  With respect to each Contract, Seller is in possession of the Contract File and the Servicing File;

(h)                                 No Default.  Neither Seller nor any of its subsidiaries is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which Seller or any of its subsidiaries is a party or by which it is bound nor has any event occurred which with notice or lapse of time or both would constitute a material default under any such agreement, contract, instrument or indenture and which default would have a material adverse effect on Seller, such subsidiaries, the Contracts, the Participation Interest, Purchaser’s interest therein, or in the transactions contemplated by this Agreement, or such entities’ performance of obligations hereunder;

(i)                                     No Consent Required.  No consent, approval, authorization or order of any Person, court or governmental agency or body is required for the execution, delivery and performance by Seller of, or compliance by Seller with, this Agreement or the sale of the Participation Interest in the Contracts to the Purchaser, the grant of any Charge, lien and security interest to Purchaser hereunder, or the consummation of the transactions contemplated by this Agreement or if required, such approval has been obtained;

(j)                                     Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of Seller, and the sale of the Participation Interest by Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(k)                                  Origination, Servicing and Collection Practices.  The origination, servicing and collection practices with respect to each Contract have been in all respects legal, proper, prudent and customary;

(l)                                     No Untrue Information.  Neither this Agreement nor any statement, (whether spoken or written), any report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein and therein not misleading in the context in which they were made;

(m)                               Owner of Record.  Seller is the owner of record of each Contract, and upon the sale of the Participation Interest in the Contracts to the Purchaser, Seller will retain such legal title of record to the Contracts in trust for Purchaser as the equitable owner of the Contracts and shall retain the Contract File and the Servicing File with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Contract;

(n)                                 No Material Adverse Change.  Since June 30, 2002, there has been no material adverse change affecting the condition (financial or otherwise), results of operations or business of either Seller or any of its subsidiaries;

(o)                                 No Enforcement Action.  Neither Seller nor any of its subsidiaries is under, or threatened to be placed under, any type of written enforcement action by a supervisory authority, including a prompt corrective action directive, capital directive, cease and desist order, formal agreement, or memorandum of understanding;

(p)                                 Information.  All financial statements, tax returns, journals, ledgers and other information furnished to Purchaser in connection with this Agreement were or will be at the time furnished true and correct in all material respects, and neither Seller, nor any of its officers, agents or representatives has made any untrue statement of material fact or omitted to state any material fact to Purchaser or any of its officers or agents in connection with this Agreement.

(q)                                 No Governmental or other Action.  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, formal or informal notice, or other order (whether temporary, preliminary or permanent) which is in effect to question, challenge or conclude that Seller is not the lender for purposes of the Contracts or otherwise calls into question the legitimacy or legality of the Contracts , the Participation Interest, or Purchaser’s interest in either of them. or the transactions contemplated hereby or which is in effect to enjoin, or which prohibits or restricts, consummation of the transaction contemplated hereby or, to the best of Seller’s knowledge, any transaction by a third party that is similar to the transaction contemplated hereby; and

(r)                                    Indication of Ownership in Physical Files.  The Seller has complied in all respects with the requirements of Section 2.08(e) of this Agreement regarding the indication of Purchaser’s interest in the physical files relating to each Contract in which an interest is purchaser hereunder.

(s)                                  Fiscal Year.  The Seller’s fiscal year ends on June 30 of each year.

The representations and warranties in this Section shall survive the execution and assignment of this Agreement and any subsequent transfers of each Contract and the Participation Interest.

Section 4.02  Representations and Warranties of Seller as to the Contracts.  As to each Contract in which an interest is to be sold to Purchaser hereunder, Seller hereby makes the following representations and warranties as of the Origination Date thereof (unless another date is otherwise noted below), in respect of the related Contract:

(a)                                  Characteristics of Contracts.  The Contract (i) has been originated by Seller in accordance with the Guidelines, in the ordinary course of Seller’s business, has been fully and properly executed by the parties thereto, (ii) provides for payment in full of the Amount Financed and, (iii) provides for, in the event the Contract is prepaid, a prepayment that fully repays the outstanding Amount Financed balance thereof and includes accrued and unpaid interest at least through the date of payment in an amount equal to the related APR, and (iv) provides for enforcement of the rights and remedies of the holder thereof in the event of default by the Obligor.

(b)                                 Contract Schedule.  The information set forth in the Contract Schedule with respect to such Contract is and shall be complete, true and correct, and the Amount Financed and the APR of such Contract have been accurately and correctly calculated.

(c)                                  Compliance with Law.  The Contract complies with all requirements of all laws applicable thereto, and regulations thereunder, including usury laws, laws with respect to disclosure of the cost of credit, laws with respect to equal credit opportunity, credit reporting, debt collection practices and other any other applicable consumer credit, equal credit opportunity and disclosure laws.

(d)                                 Binding Obligation.  The Contract constitutes the genuine, legal, valid and binding payment obligation in writing of the related Obligor, enforceable by the holder thereof in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and the application of equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(e)                                  No Bankrupt or Employee Obligors.  According to the records of Seller, (i) the Obligor has not filed or had filed against it any petition for relief, rearrangement of its debts or other protection from its creditors under any bankruptcy or insolvency laws, and (ii) the Obligor is not an employee of Seller or any affiliate thereof.

(f)                                    Contracts in Force.  The Contract and the related Note are fully valid and enforceable without leave of any court against the Obligor and not in dispute or subject to cancellation or rescission by the Obligors named in the Notes. Seller has taken no action in respect of the Contract such that such Contract or the related Note has been satisfied, subordinated, waived, restricted, rescinded, impaired or would be held to be invalid or unenforceable.

(g)                                 No Rescission.  The related Note is not subject to any right of rescission (except for the Obligor’s right to cancel the Contract by the end of the Business Day after the Obligor delivered the signed Note to the lender, as set forth in the Note), set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Note, or the exercise of any right thereunder, render the Contract unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(h)                                 No Amendment or Waiver.  Seller has taken no action in respect of the Contract such that such Contract has been amended, waived, altered or modified in any respect, except pursuant to a document, instrument or writing included in the related Contract File, and Seller has taken no action such that any such amendment, waiver, alteration or modification shall render any Contract not in conformity with any other representations and warranties contained in this Section, nor render it invalid or unenforceable.

(i)                                     Legal Capacity.  All parties to the related Note had legal capacity to enter into the Contract and to execute and deliver the Note and the related Note has been duly and properly executed by such parties.

(j)                                     No Future Advances.  The Contract has closed and the proceeds of the Contract have been fully disbursed and there is no requirement for future advances.

(k)                                  Guidelines.  The Contract was originated by Seller in accordance with the requirements of the Guidelines; each Obligor satisfied the minimum requirements set forth in the Guidelines; and Seller has independently reviewed and verified the accuracy of the material information contained in each of the credit applications relating to the Contract.

(l)                                     Acceptable Investment.  Seller has no knowledge of any circumstances or condition with respect to the Contract that can reasonably be expected to cause the Contract to be an unacceptable investment, cause the Contract to become delinquent, or adversely affect the value or marketability of the Contract;

(m)                               No Adverse Selection.  Seller used no selection procedures that identified the Contracts as being less desirable or valuable than other comparable contracts as to which the representations and warranties set forth in this Section could be made;

(n)                                 No Default; No Repossession.  No default, breach, violation or event permitting acceleration under the terms of the Contract exists, and no continuing condition that with notice or lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of the Contract has arisen, and Seller has not waived any of the foregoing.

(o)                                 Good Title.  As of the Closing Date, Seller is the sole owner and holder of the Contracts and the related Note and no interest in the Contract has been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser, and no provision of the Contract shall have been waived, except as provided in clause (h) above; immediately prior to the transfer and assignment herein contemplated, Seller had good and marketable title to the Contract, free and clear of all assignments, encumbrances, liens, pledges, equities, participation interests, claims, charges, restrictions, negative covenants, rights of first refusal, or similar rights and security interests; immediately upon the transfer and assignment of the interest contemplated hereby, Purchaser shall have good and marketable title to such interest in the Contract, free and clear of all assignments, encumbrances, liens, pledges, equities, participation interests, claims, charges, restrictions, negative covenants, rights of first refusal, or similar rights, charges and security interests; and the grant of the charge and security interest in the Contract herein contemplated has been filed with the registrar of Companies for England and in such other offices as shall be necessary or desirable to ensure that the claims of Purchaser shall be first in right and priority and Purchaser shall be entitled to the collateral in satisfaction of the obligations of Seller hereunder in the event of Seller’s default or bankruptcy (or its equivalent).

(p)                                 Lawful Assignment.  The Contract has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Contract under this Agreement or pursuant to which transfers of the Contracts are unlawful, void or voidable.

(q)                                 All Filings Made.  As of the Closing Date, all filings, including all fixed or floating charges, security interest or lien filings, necessary in any jurisdiction to give Purchaser a first priority perfected security interest (or ownership interest) as to the Participation Interest in the Contract and the other Participated Assets have been made.

(r)                                    One Original.  There is only one original executed Contract in which an interest has been conveyed by Seller to Purchaser.

(s)                                  Obligations; No Impairment.  Seller has satisfactorily fulfilled all obligations on its part to be fulfilled under, or in connection with, the Contract in a timely manner and has done nothing to impair the rights of Purchaser in the Contract or the proceeds thereof.

(t)                                    No Fraud or Misrepresentation.  The Contract was originated without any fraud or misrepresentation on the part of Seller or of any Person acting on behalf of Seller.

(u)                                 Possession. Seller has possession of the original Note and the related Contract File and Servicing File, and there are and there will be no undisclosed custodial agreements in effect materially adversely affecting the right or ability of Seller to make, or cause to be made, any delivery required pursuant to this Agreement.

(v)                                 Bulk Transfer Laws.  As of the Closing Date and each Origination Date, the transfer, assignment and conveyance of any interest in the Contract and related Contract File and Servicing File by Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(w)                               Taxes.  All taxes, fees and duties of any nature or description whatsoever relating to the Contract or the transfer of the interest therein to Purchaser that are due and owing have been paid in full by Seller.

(x)                                   Information.  All financial statements, tax returns, journals, ledgers and other information furnished to Purchaser in connection with this Agreement and any Contract were, or will be at the time furnished, true and correct in all material respects.

(y)                                 Additional Characteristics.  The Contract had the following characteristics as of the Origination Date: (i) the APR on the Contract was not in excess of that permitted pursuant to applicable usury laws, (ii) the Contract was not delinquent, (iii) the term to maturity did not exceed four weeks, and (iv) the Contract, together with all other Contracts in which Purchaser acquired an interest, constitute all of the Contracts currently in Seller’s portfolio that met the Guidelines and otherwise satisfy the representations and warranties set forth in this Section.

(z)                                   Computer Disk.  Any Computer Disk delivered pursuant to this Agreement by Seller was complete and accurate as of the date thereof.

(aa)                            No Assignment.  Seller has not taken any action to convey any right to any Person that would result in such person having any right to any Contract or any payments received or payments due under any Contract.

The representations and warranties in this Section shall survive the execution and assignment of this Agreement and any subsequent transfers of each Contract and the Participation Interest.

Section 4.03  Representations and Warranties of Dollar and Master Servicer.  Dollar and Master Servicer each (except where the context specifically indicates one of such entities individually) hereby represents and warrants to Purchaser, as of the date hereof, and as of each date hereafter on which any portion of the Commitment Amount is still outstanding, as follows:

(a)                                  Organization and Good Standing.  It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation (which in the case of Dollar is New York), with power and authority to own its properties and to conduct its business as such properties are currently and shall be owned and such business is presently and shall be conducted.

(b)                                 Due Qualification.  It and each of its subsidiaries in the United Kingdom is duly qualified to do business as a corporation or foreign corporation, as applicable, in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the origination, servicing, funding or ownership of Contracts pursuant to this Agreement) is required.

(c)                                  Power and Authority.  Dollar’s subsidiaries have the full power and authority and legal right to originate the Contracts.  It has the full power and authority to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement and any document related hereto or delivered in connection herewith; It has and, as applicable, its respective subsidiaries, have duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.

(d)                                 Binding Obligations.  This Agreement constitutes a legal, valid and binding obligation of it (and in the case of Dollar, constitutes a legal, valid and binding obligation of Seller), enforceable against each of it or them in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(e)                                  No Violation.  Neither the execution and delivery of this Agreement, the origination of the Contracts, the sale of the Participation Interest in the Contracts to Purchaser,  the consummation of the transactions contemplated by this Agreement and the fulfillment of or compliance with the respective terms thereof conflicts with, will result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, its articles of incorporation, charter or bylaws or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to it or its subsidiaries is a party or by which either of them shall be bound; nor result in the creation or imposition of any lien upon any of their properties pursuant to the terms of any such indenture, agreement or other instrument (other than the security interest of Purchaser as set forth in this Agreement) nor violate any law, rule or regulation applicable to it or its subsidiaries, or any order of any court or of any U.S. (or applicable foreign) federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it, such subsidiaries, or their respective properties, which breach, default, conflict, lien or violation would have a material adverse effect on it, its subsidiaries, the Contracts, the Participation Interest, the transactions contemplated by this Agreement, or such entities’ performance of obligations hereunder.

(f)                                    Litigation.  Except as otherwise furnished to Purchaser in writing, no action, suit, proceeding or investigation is pending or, is, to its knowledge, threatened, against it or any of its subsidiaries, which, either in any one instance or in the aggregate, if determined adversely to it or them, would adversely affect the sale of the Participation Interest in the Contracts to the Purchaser, the execution, delivery or enforceability of this Agreement, or any material liability of it, or would draw into question the validity of this Agreement or the Contracts or its ability to administer the Contracts hereunder in accordance with the terms hereof or which would have a material adverse effect on its financial condition or that of its subsidiaries or would adversely affect the value of a Contract;

(g)                                 No Default.  It is not, nor any of its subsidiaries, in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which it or any of its subsidiaries is a party or by which it is, or they are, bound nor has any event occurred which with notice or lapse of time or both would constitute a material default under any such agreement, contract, instrument or indenture and which default would have a material adverse effect on such entity, such subsidiaries, the Contracts, the Participation Interest, the transactions contemplated by this Agreement, or its performance of its obligations hereunder;

(h)                                 No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it and its applicable subsidiaries of, or compliance with, this Agreement or the sale of the Participation Interest in the Contracts to the Purchaser or the consummation of the transactions contemplated by this Agreement or if required, such approval has been obtained;

(i)                                     Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement is in its ordinary course of business and that of its applicable subsidiaries;

(j)                                     Origination, Servicing and Collection Practices.  The origination, servicing and collection practices performed by it with respect to each Contract have been in all respects legal, proper, prudent and customary;

(k)                                  No Untrue Information.  Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein and therein not misleading in the context in which they were made;

(l)                                     No Material Adverse Change.  Since June 30, 2002,  there has been no material adverse change affecting the condition (financial or otherwise), results of operations or business of either it or any of its subsidiaries;

(m)                               No Enforcement Action.  It is not,  nor are any of its subsidiaries, under, or threatened to be placed under, any type of written enforcement action by a supervisory authority, including a prompt corrective action directive, capital directive, cease and desist order, formal agreement, or memorandum of understanding;

(n)                                 Information.  All financial statements, tax returns, journals, ledgers and other information furnished to Purchaser in connection with this Agreement were or will be at the time furnished true and correct in all material respects, and neither it nor any of its officers, agents and representatives has made any untrue statement of material fact or omitted to state any material fact to Purchaser or any of its officers or agents in connection with this Agreement.

(o)                                 Indication of Ownership in Physical Files.  Dollar and the Seller have complied in all respects with the requirements of Section 2.08(e) of this Agreement regarding the indication of Purchaser’s interest in the physical files relating to each Contract in which an interest is purchaser hereunder.

(p)                                 Fiscal Year.  Its fiscal year ends on June 30 of each year.

The representations and warranties in this Section shall survive the execution and assignment of this Agreement and any subsequent transfers of each Contract and the Participation Interest.

Section 4.04  Repurchase Obligation.

(a)                                  Upon discovery by Seller, Dollar or Purchaser of a breach of any of the representations and warranties set forth in Section 4.01, 4.02, or 4.03 or any covenant of Seller, Dollar or Master Servicer that materially and adversely affects the interests of Purchaser in the Contracts or in any Contract, the party discovering such breach shall give prompt written notice to the others, and Seller or Dollar and Master Servicer, as applicable, shall be obligated to cure such breach in all material respects (i) within the applicable cure period set forth herein, or (ii) if no other cure period is specified, within thirty (30) days, of its discovery thereof or its receipt of such notice from Purchaser.  If Seller or Dollar or Master Servicer, as applicable, does not cure such breach within such cure period, or, if with respect to any Contract, Seller or Dollar has failed to perform its obligations set forth in Section 2.02(b) or 2.08 within thirty (30) days of notification of such failure by Purchaser, the Seller shall (i) repurchase Purchaser’s Interest in the related Contract or Contracts by delivering to Purchaser,  within one Business Day of Purchaser’s direction, and to such account as Purchaser shall direct, an amount equal to the Repurchase Price of such Contract or Contracts, and (ii) deposit, within one Business Day of Purchaser’s direction, the amount of any Investment Difference which was not previously refunded to Purchaser, to such account as Purchaser shall direct.  Upon such repurchase, Purchaser shall, without further action, be deemed to transfer, assign, set over and otherwise convey to Seller in respect of each related Contract:

(i)  all right, title and interest of Purchaser in such Contract and all monies due thereon or paid thereunder or in respect thereof on or after the date of such purchase;

(ii)  all documents and information contained in the Contract Files and the Servicing Files related to such Contract; and

(iii)  all proceeds of the foregoing.

(b)                                 Purchaser shall execute such documents and instruments of transfer and assignment and take such other actions as shall be reasonably requested by Seller to effect the conveyance of such Contract pursuant to this Section.

Section 4.05  Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as of the date hereof, and as of each date hereafter on which the Commitment Amount is increased, as follows:

(a)                                  Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted.

(b)                                 Authorization; Binding Obligations.  Purchaser has the power and authority to make, execute, deliver and perform this Agreement and perform all of the transactions contemplated to be performed by it under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c)                                  No Consent Required.  Purchaser is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or to make any registration or declaration with, any governmental authority, bureau or agency in connection with Purchaser’s execution, delivery or performance of this Agreement, except such as have been obtained.

(d)                                 No Violations.  The execution, delivery and performance of this Agreement by Purchaser will not violate any provision of any existing law or regulation or any order or decree of any court of competent jurisdiction applicable to Purchaser or the operating agreement of Purchaser, or constitute a material breach of any contract or other agreement to which Purchaser is a party or by which Purchaser may be bound.

(e)                                  Litigation.  No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending or to the knowledge of Purchaser threatened, against Purchaser or any of its properties or with respect to this Agreement, which if adversely determined, would have a material adverse effect on the transactions contemplated by this Agreement.

Section 4.06  Indemnity by Seller, Dollar and Purchaser.

(a)                                  Seller shall protect, defend, indemnify and hold Purchaser and its assigns and their respective attorneys, accountants, employees, agents, representatives, officers and directors harmless from and against all losses, liabilities, claims, damages and expenses of every kind and character (including attorneys’ fees and litigation expenses) resulting from or relating to or arising out of this Agreement, including but not limited to (i) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Seller, Dollar or Master Servicer in this Agreement, (ii) any legal action, including any counterclaim, that has either been settled by the litigants or has proceeded to judgment by a court of competent jurisdiction against Purchaser, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by Seller or Dollar in this

Agreement, and (iii) any actions or omissions of Seller, Dollar or any employee or agent of Seller or Dollar or any of their respective subsidiaries with respect to any of the Contracts.

(b)                                 Master Servicer shall protect, defend, indemnify and hold Purchaser and its assigns and their respective attorneys, accountants, employees, agents, representatives, officers and directors harmless from and against all losses, liabilities, claims, damages and expenses of every kind and character (including attorneys’ fees and litigation expenses) resulting from or relating to or arising out of Master Servicer’s obligations in its capacity as Master Servicer pursuant to this Agreement, including but not limited to (i) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Master Servicer in such capacity in this Agreement, (ii) any legal action, including any counterclaim, that has either been settled by the litigants or has proceeded to judgment by a court of competent jurisdiction against Purchaser, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by Master Servicer in its capacity as such in this Agreement, and (iii) any actions or omissions of Master Servicer in its capacity as such in this Agreement, or any of its employees, agent, subservicers, or any of their respective subsidiaries with respect to any of the Contracts.

(c)                                  Purchaser shall protect, defend, indemnify and hold Seller and its permitted assigns and their attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, claims, damages and expenses of every kind and character (including attorneys’ fees and litigation expenses) resulting from or relating to or arising out of (i) the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, (ii) any legal action, including any counterclaim, that has either been settled by the litigants (which settlement, if Purchaser is not a party thereto, shall be with the consent of Purchaser) or has proceeded to judgment by a court of competent jurisdiction against Purchaser, in either case to the extent it is based upon alleged facts that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement; provided, however, that this clause (b) shall not apply to any action or claim by Purchaser against Seller (including any counterclaim by Purchaser against Seller).

Section 4.07  Loss Sharing; Special Indemnity by Seller.

(a)                                  The parties hereby agree that on each Remittance Date, the Master Servicer shall deduct an amount equal to one and four-tenths percent (1.4%) of the Commitment Amount from the amount of Purchaser’s Targeted Return (expressed in US dollars) representing estimated losses on the portfolio for the related Due Period. With respect to each Remittance Date which immediately follows a calendar quarter, the Master Servicer shall, or shall cause the Subservicer to, determine the weighted average of the actual Loss Rate for the three Due Periods immediately preceding such Remittance Date (each such quarterly period, an (“Adjustment Period”). To the extent that (i) such weighted average of actual Losses for such Adjustment Period are less than one and four-tenths percent (1.4%), the Master Servicer shall, or shall cause the Subservicer to, pay to Purchaser an amount, in addition to the Targeted Return (as adjusted in accordance with the first sentence hereof) equal to the result of (A) one and four-tenths percent (1.4%) minus (B) the weighted average of the Loss Rates for each Due Period ending within such Adjustment Period, multiplied by (C) the Commitment Amount, multiplied by (D) three;  (ii) such weighted average of the actual Losses for such Adjustment Period exceeds one and four-tenths percent (1.4%), the Master Servicer shall make no adjustment to the amount of Purchaser’s Targeted Return on the related Remittance Date other than as described in the first sentence of this Section 4.07(a).

(b)                                 Other than with respect to the amount of Losses Purchaser shall assume in accordance with Section 4.07(a), Seller hereby unconditionally guarantees the repayment of the full principal amount of the Commitment Amount, plus interest accrued thereon at the Pass-Through Rate.  In the event of the non-payment of the Amount Financed of any Contract on the related Due Date, as a result of Obligor default, Seller default, or Dollar default (including in its capacity as Master Servicer), or any dispute or other cause of any kind, Seller shall forthwith, without demand or notice from Purchaser, repurchase the Purchaser’s interest in the related Contract for the Repurchase Price. Any failure of Seller to perform its obligations hereunder within three (3) Business Days of such Due Date shall constitute a Default under this Agreement in accordance with Section 5.01(a).

(c)                                  The parties hereto agree to review the loss sharing percentage referred to in Section 4.07(a) from time to time, but no more frequently than quarterly.

ARTICLE V
EVENTS OF DEFAULT

Section 5.01  Events of Default by Seller, Dollar or Master Servicer.  Any of the following acts or occurrences shall constitute an event of default hereunder:

(a)                                  any failure by Seller, Dollar or Master Servicer to deliver to or upon the order of Purchaser any proceeds or payment required to be so delivered under the terms of this Agreement, which failure continues for a period of three Business Days after such delivery or payment is due;

(b)                                 failure on the part of Seller, Dollar or Master Servicer duly to observe or to perform in any material respect any other covenant or agreement of Seller, Dollar or Master Servicer set forth in this Agreement which failure continues for a period of ten Business Days after discovery by Seller, Dollar or Master Servicer or after written notice of such failure is given to Seller, Dollar or Master Servicer by Purchaser;

(c)                                  the entry of a decree or order by a court or agency or supervisory authority having jurisdiction over such matters for the appointment of a trustee in bankruptcy, conservator, receiver or liquidator for Seller, Dollar or Master Servicer in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(d)                                 the consent by Seller, Dollar or Master Servicer to the appointment of a trustee in bankruptcy, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Seller, Dollar or Master Servicer or of or relating to substantially all of its property; or Seller, Dollar or Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

(e)                                  any representation, warranty, or statement of Seller, Dollar or Master Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made, and within thirty Business Days after written notice thereof shall have been given to Seller, Dollar or Master Servicer, as applicable, by Purchaser, the circumstance or condition in respect of which such representation, warranty, or statement was incorrect shall not have been eliminated or otherwise cured to the satisfaction of Purchaser;

(f)                                    the loss by Seller of its license to originate or to fund the origination of Contracts in any jurisdiction in which a Contract was originated, if the effect of such loss would be to have a material adverse effect on the condition, financial or otherwise, or on the business affairs or business prospects of Seller, Dollar or Master Servicer, or would adversely effect the enforceability of any Contracts sold or to be sold pursuant to this Agreement;

(g)                                 if there has been a material adverse change in the condition, financial or otherwise, or in the business affairs or business prospects of Seller, Dollar or Master Servicer or any of them, together with each of each their respective subsidiaries considered as one enterprise; or

(h)                                 if any Change of Control occurs with respect to Seller or Dollar.

Section 5.02  Events of Default by Purchaser.  Any of the following acts or occurrences shall constitute an event of default by Purchaser (each, a “Purchaser Default”)

(a)                                  so long as no Seller Default has occurred or notice of the termination of this Agreement shall have been given pursuant to Section 7.03, any failure by Purchaser to pay any amounts due pursuant to this Agreement, which failure continues for a period of three Business Days after payment is due;

(b)                                 failure on the part of Purchaser duly to observe or to perform in any material respect any other Covenant or agreement of Purchaser set forth in this Agreement, which failure continues for a period of ten Business Days after discovery by Purchaser or written notice of such failure is given to Purchaser by Seller ;

(c)                                  the entry of a decree or order by a court or agency or supervisory authority having jurisdiction over such matters for the appointment of a trustee in bankruptcy, conservator, receiver or liquidator for Purchaser in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(d)                                 the consent by Purchaser to the appointment of a trustee in bankruptcy, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Purchaser or relating to substantially all of its property; or Purchaser shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(e)                                  any representation, warranty, covenant or statement of Purchaser made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made, and within ten Business Days after written notice thereof shall have been given to Purchaser by Seller, the circumstance or condition in respect of which such representation, warranty, covenant or statement was incorrect shall not have been eliminated or otherwise cured to the satisfaction of Seller.

Section 5.03  Rights Upon Default.

(a)                                  If a Default shall occur and be continuing, so long as such Default has not been cured or waived, the party not in default (the “Non-Defaulting Party”) can, by notice given in writing to the other parties, immediately terminate this Agreement.  Such right to terminate this Agreement, together with all other rights and remedies, from time to time conferred upon or reserved by Seller, Dollar or Purchaser are cumulative, and none is intended to be exclusive of another or any right or remedy which Seller, Dollar or Purchaser may have at law or in equity.

(b)                                 Upon notice to, or discovery by Purchaser of a Default by any party other than Purchaser, Purchaser may at any time and in respect of any Contract or Contracts give written notice to Seller that Purchaser requires Seller to execute an Assignment substantially in the form set forth in Exhibit C specifying the Contract or Contracts to be assigned by Seller to Purchaser. Within three Business Days of receipt of such notice Seller shall execute and return to Purchaser and an Assignment of such Contract or Contracts. In order to enforce Purchaser’s rights under this Agreement, Seller shall, upon the request of Purchaser or its assigns, do and perform or cause to be done and performed, every reasonable act and thing necessary or advisable to put Purchaser and its assigns in position to enforce payment under the Contracts and to carry out the intent of this Agreement.

(c)                                  No delay or omission in insisting upon the strict observance or performance of any provisions hereof or in exercising any right or remedy shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy.  Every right and remedy may be exercised from time to time and as often as deemed expedient.  Notwithstanding anything contained herein to the contrary, no Purchaser Default shall relieve Seller or Dollar of its obligations under Sections 2.01(e), (f) and (g), 2.04, 2.05, 2.08, 4.04, 4.06(a), 4.06(b) and 4.07, and 7.05 of this Agreement.

Section 5.04  Waiver of Defaults.  Following the occurrence of a Default, the Non-Defaulting Party may, by written notice to the defaulting party, waive such Default.  Upon any such waiver, such Default shall cease to exist, and any Seller Default or Purchaser Default, as the case may be, arising therefrom shall be deemed to have been remedied, for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VI
CERTAIN COVENANTS

Section 6.01  Cooperation.  Seller, Dollar, Master Servicer and Purchaser shall each cooperate with the other and shall do and perform all acts as may be reasonable and proper to fulfill the intent and object of this Agreement.  In order to facilitate enforcement of Purchaser’s rights under this Agreement and with respect to the Contracts, Seller, Dollar and Master Servicer shall, promptly after the request by Purchaser or its assigns, and at such parties’ expense, do and perform or cause to be done and performed every reasonable act and thing necessary or advisable to put Purchaser or its assigns in a position to carry out the intent of this Agreement (including without limitation that Purchaser and its designees shall have the right and ability to enforce payment and performance of the Contracts in the event that Seller or its agent fails to do so).  Seller hereby grants a irrevocable limited power of attorney to Purchaser for the specific purpose of exercising all rights and remedies Seller would have with respect to the Contracts but for the sale of the Participation Interest to Purchaser, including but not limited to the assignment of any Contract in connection with a Seller Default. The Seller agrees to execute an irrevocable limited power of attorney substantially in the form of Exhibit B hereto on the Closing Date.

Section 6.02  Purchaser’s Access to Seller’s, Dollar’s and Master Servicer’s Records.  Purchaser shall have access upon reasonable notice to Seller, Dollar and Master Servicer, as applicable, during business hours or at such other times as might be reasonable under applicable circumstances, to any and all of the books, records and electronic files, software and databases of Seller, Dollar, Master Servicer or their respective agents that relate to the Contracts and the performance or observance by Seller, Dollar or Master Servicer of the terms, covenants or conditions of this Agreement, including but not limited to information pertaining to Seller’s, Dollar’s or Master Servicer’s compliance with the applicable requirements of the Gramm-Leach-Bliley Act.  Seller, Dollar and Master Servicer also agree to make available to any prospective purchaser, upon reasonable notice and during normal business hours, a knowledgeable officer for the purpose of answering questions respecting Seller’s, Dollar’s and Master Servicer’s ability to perform under this Agreement.

Section 6.03  Annual Statement as to Compliance.

(a)                                  Master Servicer, as to itself and any Subservicer shall deliver to Purchaser on or before the expiration of 90 days after each such entity’s fiscal year end, beginning in 2003, an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of such parties during the preceding fiscal year and that a review of performance under this Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, such party or parties has or have fulfilled all of its or their respective obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken by Master Servicer and Subservicer to cure such default.  Master Servicer shall provide Purchaser with copies of such statements upon request.

(b)                                 Master Servicer shall deliver to Purchaser promptly after having obtained knowledge thereof, but in no event later than five (5) Business Days thereafter, written notice in an Officer’s Certificate of any event which with the giving of notice or lapse of time, or both, would become a breach of this Agreement or an event of Seller Default hereunder.

Section 6.04  Provision of Information.   During the term of this Agreement, Master Servicer shall, to the extent not prohibited by applicable law, in addition to the foregoing, furnish to Purchaser upon reasonable advance request such additional reports or information, including, without limitation, updated financial data or credit reports or information required by applicable law, including but not limited to information pertaining to the Master Servicer’s and any Subservicer’s compliance with the requirements of the USA PATRIOT Act, and United States and United Kingdom data protection laws, including but not limited to the applicable requirements of the Gramm-Leach-Bliley Act, and copies of such documents as may be contained in the Contract File or Servicing File for each Contract.  All such reports, documents or information shall be provided by and in accordance with all reasonable written instructions and directions which the Purchaser may give.

Section 6.05  Compliance with Law and Regulation.  The performance of each of the parties under this Agreement is subject to all applicable law and regulation and each party hereby covenants to comply with all applicable law and regulation and the lawful and reasonable actions or requests of duly authorized regulatory authorities in connection with the matters contemplated by this Agreement.  If any party becomes aware of any change in law or regulation affecting the performance of obligations by any party under this Agreement, it shall promptly thereafter provide written notice of the same to the other party, provided that the failure to provide such notice shall not relieve any party of its obligation to comply with applicable law and regulation as it may change from time to time.  Nothing in this Agreement shall be construed as compelling either party to act in violation of applicable law or regulation.

Section 6.06  Subsequent Agreements and Actions.

(a)                                  The parties shall take all steps reasonably necessary to carry out this Agreement and the transfers provided for herein including, but not limited to, making adjustments and reconciliations, and executing and delivering or causing to be executed and delivered, additional instruments, assignments, endorsements, papers or documents.  From the date hereof, Master Servicer shall not (i) impair any Contract, (ii) impair the rights of the Purchaser in the Contracts, or (iii) agree, without the prior consent of Purchaser, to any modification which results in a reduction of the Amount Financed of a Contract, except that Seller may modify the Amount Financed of Contracts in the ordinary course of business in any Due Period in an aggregate amount not to exceed $5,000.00.

(b)                                 Within 30 days of the Closing Date, and from time to time thereafter to the extent not previously delivered, Seller shall deliver to Purchaser the Guidelines and copies of any proposed revisions to the Guidelines.  Seller shall not sell an interest in any contracts to Purchaser which were originated pursuant to any guidelines which were not approved by Purchaser prior to such sale.

(c)                                  Notwithstanding anything to the contrary contained herein, Seller shall not implement or agree to any amendment or modification of the Guidelines without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(d)                                 Notwithstanding anything to the contrary contained herein, the parties hereto shall not agree to use any portion of the Commitment Amount to purchase Contracts originated by any entity other than Seller, except pursuant to an separate written agreement signed by all parties hereto.  In no event shall the Commitment Amount be used to fund any portion of Dollar’s origination of short-term consumer loan contracts similar to the Contracts in the United States or the United Kingdom without such a written agreement and any necessary amendments hereto.

Section 6.07  Exclusivity.  Seller hereby covenants and agrees that it shall sell and assign an interest in all contracts originated by Seller under the Payday Loan Flow Program to Purchaser, to the extent of the Commitment Amount, subject to the terms and conditions set forth in this Agreement, for the duration of this Agreement prior to selling any interest or participation to any other purchaser of any participation interest in contracts originated by Seller or funding and holding an interest in such contracts on its own behalf.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.01  Amendment.  This Agreement may be amended from time to time by a writing executed by each party hereto.

Section 7.02  Assignment of Agreement.  Without the prior written approval of the other party, neither Seller, Dollar nor Purchaser may assign or transfer this Agreement or any of its rights, powers, duties or obligations hereunder, except as provided in this Section.  Notwithstanding anything herein to the Contrary, upon written notice, Purchaser may assign and transfer the rights or obligations under this Agreement to its affiliates or to a successor to its businesses.

Section 7.03  Term.  The term of this Agreement shall be from and including execution hereof through and including September 30, 2003; thereafter, the term of this Agreement shall be automatically renewed each year for a term of twelve months, unless 90 days prior to the end of such period either party notifies the other party in writing of its intent to terminate this Agreement.

Section 7.04  Representatives and Warranties to Survive.  The obligations of Seller, Dollar, Master Servicer and Purchaser under this Agreement and the representations and warranties and indemnities in Article Two and Four, shall survive the sale of any interest in the related Contracts to Purchaser, and the assignment by Purchaser of its interest in the Contracts to any assignee.

Section 7.05  Dollar as Surety.  In the event that Purchaser sustains any losses, costs and expenses as a result of the breach by Seller of any of its representations, warranties or covenants hereunder, Dollar hereby agrees to be a surety for, and to absolutely and unconditionally reimburse Purchaser for any such losses, and to guarantee the payment by and performance of Seller of, all amounts due to Purchaser from Seller pursuant to this Agreement and all of the obligations of Seller hereunder.  Upon the expiration or termination of any cure period applicable to Seller, Dollar’s liability hereunder shall be direct and may be enforced without Purchaser being required to resort to any other right, remedy or security, and this Agreement may be jointly and severally enforceable against Dollar, Seller, or either of their successors and assigns, and without the necessity of any notice of non-payment, non-performance or non-observance or the continuance of any such default or of any notice of acceptance of this Agreement or of Purchaser’s intention to act in reliance hereon or of any other notice or demand to which Dollar might otherwise be entitled, all of which Dollar hereby expressly waives; and Dollar hereby expressly agrees that the validity of this Agreement and the obligations of Dollar hereunder shall in no way be terminated, affected or impaired by reason of the assertion or the failure to assert by Purchaser against Seller, or Seller’s successors and assigns, of any of the rights or remedies reserved to Purchaser pursuant to the provisions and covenants contained in the Agreement. Additionally, Dollar hereby approves and consents to the terms and conditions of this Agreement and Seller’s and Dollar’s liabilities to Purchaser.

Until that certain Amended and Restated Credit Agreement dated as of the 31st day of May, 2002 (as the same has been amended prior to and including that certain Second Amendment to Amended and Restated Credit Agreement and Waiver dated as of the 15th day of November, 2002, and as the same may be amended from time to time subject to the restrictions herein), by and among Wells Fargo Bank, National Association (“Wells Fargo”), Dollar, DFG Holdings, Inc., Wachovia Bank, National Association and U.S. Bank National Association (the “Credit Agreement”) has been terminated and all obligations thereunder have been paid in full, (a) following a breach of a representation, warranty or covenant of Seller which remains uncured beyond the expiration or termination of forty-five (45) days (it being acknowledged that such forty-five (45) days shall run from, and include, the date of the discovery by Dollar or notice of the occurrence of such breach as required in accordance with Section 4.04(a), irrespective of any cure period provided to Seller), Dollar shall (i) purchase the Purchaser’s interest in the related Contract or Contracts for an amount equal to the Repurchase Price of the affected Contracts, (ii) if Purchaser so directs, remit to Purchaser the amount of any Investment Difference which was not previously refunded to Purchaser, and (iii) otherwise reimburse Purchaser for any losses, costs and expenses sustained by Purchaser as a result of the breach by Seller of any of its representations, warranties or covenants hereunder, (b) upon any failure by Seller to remit to Purchaser pursuant to Section 2.05 any amounts demanded in accordance with Section 2.01(c)(i), or upon any Default other than a Purchaser Default, Dollar shall pay to Purchaser, within three Business Days of Purchaser’s notice to Dollar thereof, an amount equal to the lesser of (i) two million dollars ($2,000,000.00) and (ii) to the extent that Dollar has previously remitted funds to Purchaser in accordance with this provision, the amount by which two million dollars ($2,000,000.00) exceeds the amount previously remitted to Purchaser and not reinvested in the Commitment Amount as of the date of such notice, and (c) in the absence of a breach of a representation, warranty or covenant of Dollar, Master Servicer or Seller under this Agreement, Dollar shall pay to Purchaser, within sixty (60) days of Purchaser’s demand, the full amount of Purchaser’s Commitment Amount plus all amounts due to Purchaser hereunder with respect to the Contracts.  The parties hereto agree that, (a) Dollar shall not consent to any amendment of the Credit Agreement which would constitute a revocation of the consent of the parties thereto to the transactions contemplated by this Agreement (as this Agreement may be amended from time to time consistent with the restrictions set forth below), including without limitation the creation of any negative pledges or covenants which would adversely effect the first priority lien and security interest of Purchaser in the Contracts and proceeds thereof, and (b) except as set forth in this paragraph , Dollar shall perform its obligations as surety hereunder immediately upon failure of Seller to perform its obligations under this Agreement. All amounts payable to Purchaser pursuant to this paragraph shall be deposited by wire transfer of immediately available funds to such account as Purchaser shall direct.

This Agreement shall be a continuing guaranty, and (whether or not Dollar shall have notice or knowledge of any of the following) the liability and obligation of Dollar hereunder shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way impaired by (a) any amendment or modification of, or supplement to, or extension or renewal of, this Agreement or any assignment or transfer thereof; (b) any exercise or non-exercise of any right, power, remedy, privilege or action of any nature whatsoever with respect to Seller’s obligations or liabilities to Purchaser and with respect to any rights against any person or persons (including Seller and Dollar) under or in respect of this Agreement, or in the Contracts, accounts, or any other property, including but not being limited to, any renewals, extensions, modifications, postponements, compromises, indulgences, waivers, surrenders, exchanges and releases, and Dollar will remain fully liable hereon notwithstanding any of the foregoing, or any waiver, consent or approval by Purchaser with respect to any of the covenants, terms, conditions or agreements contained in this Agreement or any indulgences, forbearances or extensions of time for performance or observance allowed to Seller or Dollar from time to time and for any length of time; (c) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding relating to Seller, their successors and assigns or their properties or creditors; (d) any limitation on the liability or obligation of Seller under the Agreements or its estate in bankruptcy or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Reform Act of 1978, as amended, or any other statute or from the decision of any court; or (e) any transfer by Seller or permitted assignment of any of its interest under the Agreement.  Purchaser hereby agrees that all obligations of Dollar pursuant to this Agreement, including the guaranty set forth in this Section 7.05 are unsecured obligations, and until the Credit Agreement has been terminated and all obligations thereunder paid in full, the parties hereto further agree not amend this Agreement in a manner which would materially increase the financial obligations of Dollar hereunder without the prior written consent of Wells Fargo or to take any action to secure the obligations of Dollar hereunder.

Section 7.06  Governing Law.  Except as to (i) any charges, liens or financing statements evidencing security interests granted to the Purchaser in connection herewith, which shall be governed by the law of the applicable jurisdiction in which such charge, lien or financing statement is filed, and (ii) the Power of Attorney, Floating Charge and Assignment  which shall be governed by English law; this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the United States of America, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to the conflict of laws principles thereof. The parties hereto agree that this Agreement shall be deemed executed in the United States, shall be maintained in the United States and shall not be brought into the United Kingdom.

Section 7.07  Notices.  All demands, notices and Communications under this Agreement shall (except with respect to Wells Fargo pursuant to Section 7.05) be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with receipt confirmed by telephone call to the Person, or a member of the department, specified for attention) or mailed by first class mail, postage prepaid, as follows:

If to Seller:

Instant Cash Loans Limited
c/o Dollar Financial UK Ltd
Castlebridge Office Village
Kirtley Drive
Castle Marina
Nottingham
NG7 1LD
Attention: Mr Richard Withers
Telephone: 0115 9347410
Telcopier: 0115 9347444
Mobile: 07867 538774
E-Mail: richard.withers@dfg.com

with a copy (which shall not constitute notice) to:

Hilary B. Miller, Esq.
112 Parsonage Road
Greenwich, Connecticut 06830-3942
Telephone: (203) 399-1320
Telecopier: (914) 206-3727

If to Dollar:

Dollar Financial Group, Inc.
1436 Lancaster Avenue, Suite 210
Berwyn, Pennsylvania 19312-1288
Attention: Mr. Donald F. Gayhardt, President
Telephone: (610) 296-3400
Telecopier: (610) 296-7844

with a copy (which shall not constitute notice) to:

Hilary B. Miller, Esq.
112 Parsonage Road
Greenwich, Connecticut 06830-3942
Telephone: (203) 399-1320
Telecopier: (914) 206-3727

If to Purchaser:

Archbrook Holdings International LLC
100 Front Street, Suite 1410

West Conshohocken, Pennsylvania 19428-2884
Attention: Mr. John F. McGlinn II
Telephone: (610) 940-4492
Telecopier: (610) 940-4496

with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
One Glenhardie Corporate Center
1275 Drummers Lane, Suite 202
P. O. Box 236
Wayne, PA 19087-0236
Attention: Jeffrey P. Waldron, Esq.
Telephone: (610) 293-4961
Telecopier: (610) 371-7974

or to such other persons or other addresses as may hereafter be furnished by either party to the other.

Section 7.08  Severability of Provisions.   If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall, be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 7.09  No Partnership.  Nothing in this contained Agreement shall be deemed or construed to create a co-partnership or joint venture between the parties hereto.

Section 7.10  Successor and Assigns.  This Agreement shall inure to the benefit of and be binding upon Seller, Dollar and Purchaser and their respective successors and permitted assigns.

Section 7.11  Brokers.  The parties each represent and warrant that no broker, finder or financial advisor is entitled to any brokerage fee, finders’ fee or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 7.12  Waiver of Trial by Jury.  Seller, Dollar and Purchaser each hereby expressly waive (to the extent that it may lawfully do so) any right to a trial by jury to which it may be entitled in any proceeding relating to the transactions contemplated by this Agreement.

Section 7.13  Counterparts.  This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.  An electronic facsimile or photocopy of this Agreement or any signature hereon shall be valid as an original and may be admitted in evidence for all purposes.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as day and year first above written.

INSTANT CASH LOANS LIMITED

By:	/s/ Donald F. Gayhardt
	Name:	Donald F. Gayhardt
	Title:	Director

ARCHBROOK HOLDINGS
INTERNATIONAL LLC

By:	/s/ John F. McGlinn II
	Name:	John F. McGlinn II
	Title:	Managing Member
Archbrook Capital, LLC,
its sole member

DOLLAR FINANCIAL GROUP, INC.

By:	/s/ Donald F. Gayhardt
Name: Donald F. Gayhardt
Title: President

EXHIBIT A

FORM OF FLOATING CHARGE

Private & Confidential

Dated	2002

INSTANT CASH LOANS LIMITED	(1)

ARCHBROOK HOLDINGS INTERNATIONAL LLC	(2)

FLOATING CHARGE

This Deed is made on                   November 2002

Between

(1)                                  Instant Cash Loans Limited (registered in England with number 2685515) whose registered office is at 42 Alie Street, London, E1 8DA (the Company); and

(2)                                  Archbrook Holdings International LLC, a Pennsylvania limited liability company (Archbrook).

It is agreed

1                                        Definitions and interpretation

1.1                                 Definitions

In this Deed, unless the context otherwise requires, the following expressions have the following meanings:

Charged Property means all the assets, property, goodwill and undertaking of the Company from time to time charged or assigned to Archbrook pursuant to the terms of this Deed;

Default Rate means 3 % above the base rate of National Westminster Bank plc from time to time;

Event of Default means any of the following:

(a)                                  If the Company does not pay on the due date any amount payable to Archbrook at the place at and in the currency in which it is expressed to be payable unless:

(i)                                     its failure to pay is caused by administrative or technical error; and

(ii)                                  payment is made within 2 business days of its due date.

(b)                                 If the Company does not comply with any provision of any agreement between itself and Archbrook.

(c)                                  If any representation or statement made or deemed to be made by the Company in any document delivered by or on behalf of the Company is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

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(d)                                 If the Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(e)                                  If the value of the assets of the Company is less than its liabilities (taking into account contingent and prospective liabilities).

(f)                                    If a moratorium is declared in respect of the indebtedness of the Company.

(g)                                 If any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;

(ii)                                  a composition, assignment or arrangement with any creditor of the Company;

(iii)                               the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Company or any of its assets; or

(iv)                              enforcement of any Security Interest over any assets of the Company.

or any analogous procedure or step is taken in the jurisdiction.

(h)                                 If the Company is not or ceases to be a Subsidiary of Dollar Financial Group, Inc a company organised and existing in New York, USA.

(i)                                     If it is or becomes unlawful for the Company to perform any of its obligations to Archbrook.

(j)                                     If any agreement between the Company and Archbrook ceases to be in full force and effect or shall cease to (or be alleged by the Company not to) constitute the legal, valid and binding obligation of the Company party to it.

(k)                                  If the authority or ability of the Company to conduct its business is wholly or substantially curtailed by any seizure, expropriation, intervention, renationalisation or other action by or on behalf of any governmental, regulatory or other authority.

(l)                                     If any event or series of events occurs which might reasonably be expected to have a serious adverse effect on the business, assets or financial position or trading of the Company.

Floating Charge Asset has the meaning given to it in clause 3.3;

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Premises means all freehold and leasehold property from time to time owned by the Company or in which the Company is otherwise interested;

Receiver means any one or more administrative receivers, receivers and managers or (if Archbrook so specifies in the relevant appointment) receivers appointed by Archbrook pursuant to this Deed in respect of the Company or over all or any of the Charged Property;

Secured Obligations means all money and liabilities now or hereafter due, owing or incurred to Archbrook by the Company in whatsoever manner in any currency or currencies whether present or future, actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety together with all interest accruing thereon and all costs, charges and expenses incurred in connection therewith;

Security Interest means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Subsidiary means:

(a)                                  a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)                                 a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

1.2                                 Interpretation

In this Deed, unless the context otherwise requires:

(a)                                  a reference to any party to this Deed is, where relevant, deemed to be a reference to or to include, as appropriate, that party’s respective successors and, in the case of Archbrook, its successors or assigns;

(b)                                 references to clauses and schedules are references to, respectively, clauses of and schedules to this Deed and references to this Deed include its schedules;

(c)                                  a reference to (or to any specified provision of) any agreement, deed or other instrument is to be construed as a reference to that agreement, deed or other instrument or that provision as it may have been or hereafter be, from time to time, amended, varied, modified, supplemented, replaced, restated or novated but excluding for this purpose any amendment, variation, supplement or modification which is contrary to any provision of this Deed;

(d)                                 a reference to a statute or statutory instrument or any provision thereof is to be construed as a reference to that statute or statutory instrument or such provision

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thereof as the same may have been, or may from time to time hereafter be, amended or re-enacted;

(e)                                  the index to and the headings in this Deed are inserted for convenience only and are to be ignored in construing this Deed;

(f)                                    the parties intend that this document shall take effect as a Deed;

(g)                                 words importing the plural shall include the singular and vice versa.

2                                         Covenant to pay

The Company covenants with Archbrook that it will pay the Secured Obligations as and when the same fall due for payment.

3                                         Charging clause

3.1                                 Floating charge

As continuing security for the payment of the Secured Obligations the Company hereby charges with full title guarantee in favour of Archbrook by way of first floating charge:

(a)                                  in respect of short-term consumer loans made by the Company, all benefits and interest in the present and future book and other debts, revenues and monetary claims of the Company whether arising under contracts or in any other manner whatsoever;

(b)                                 all rights and claims of the Company against third parties and against any security in each case in respect of such present and future debts, revenues or claims referred to at (a) above; and

(c)                                  all right, title and interest and claims of the Company in respect of the credit balances of any account held with any bank or financial institution in the United Kingdom into which any monies in respect of the Floating Charged Assets at (a) and (b) above have been or are from time to time paid or received.

3.2                                 Conversion of floating charge

Archbrook may at any time by notice in writing to the Company convert the floating charge created pursuant to clause 3.1 above into a fixed charge as regards such assets as it shall specify in the notice in the event that:

(a)                                  an Event of Default has occurred and is continuing unremedied or unwaived; or

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(b)                                 Archbrook is reasonably of the view that (i) such assets are in danger of being seized or (ii) any legal process or execution is being enforced against such assets, and by way of further assurance the Company shall promptly execute a fixed charge over such assets in such form as Archbrook shall require.

3.3                                 Automatic conversion of floating charge

If:

(a)                                  the Company creates (or purports to create) any Security Interest on or over any of the Charged Property not expressed to be subject to a fixed charge under this Deed (a Floating Charge Asset) (unless the creation of such Security Interest is permitted in writing by Archbrook); or

(b)                                 any third party levies or attempts to levy any distress, attachment, execution or other legal process against any Floating Charge Asset; or

(c)                                  any corporate action, legal proceedings or other procedures or steps are taken for the winding up, dissolution, administration or reorganisation of the Company (including any proceedings analogous or equivalent thereto under the laws of any jurisdiction), the floating charge created by this Deed will automatically (without notice) be converted into a fixed charge over the relevant Floating Charge Asset or, in the circumstances described in clause 3.3(c), all Floating Charge Assets, immediately such event occurs.

4                                         Continuing security

4.1                                 This security is to be a continuing security which shall remain in full force and effect notwithstanding any intermediate payment or settlement of account or other matter or thing whatsoever and in particular the intermediate satisfaction by the Company or any other person of the whole or any part of the Secured Obligations.

4.2                                 This security is to be in addition and without prejudice to any other security or securities which Archbrook may now or hereafter hold for the Secured Obligations or any part thereof and this security may be enforced against the Company without first having recourse to any other rights of Archbrook.

5                                         Further assurance

5.1                                 General

(a)                                  The Company will at its own expense promptly execute such deeds, assurances, agreements, instruments and otherwise do such acts and things as Archbrook may reasonably require for perfecting and protecting the security created (or intended to

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be created) by this Deed or facilitating the realisation thereof or otherwise for enforcing the same or exercising any of Archbrook’s rights hereunder. In particular, but without limitation, the Company will:

(i)                                     execute a legal assignment (in such form as Archbrook shall reasonably require) over all or any of the debts, rights, claims and contracts hereby charged;

(ii)                                  execute a valid fixed charge (in such form as Archbrook shall reasonably require) over any asset the subject of the floating charge hereunder;

(iii)                               otherwise execute all transfers, conveyances, assignments and assurances whatsoever and give all notices, orders, instructions and directions whatsoever which Archbrook may think expedient.

(b)                                 Any document required to be executed by the Company pursuant to this clause 5.1 will be prepared at the cost of the Company.

6                                         Negative pledge and disposal restrictions

During the continuance of the security created by this Deed, the Company will not, without the prior consent in writing of Archbrook:

(a)                                  create or agree or attempt to create or permit to subsist (in favour of any person other than Archbrook) any Security Interest over the whole or any part of the Charged Property; or

(b)                                 (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out, lend or otherwise dispose of or cease to exercise direct control over all or any part of the Charged Property or any interest therein (other than assets the subject of the floating charge on arm’s length terms in the ordinary course of trading) or the right to receive or to be paid the proceeds arising on the disposal of the same or agree or attempt to do so; or

(c)                                  dispose of the equity of redemption in respect of all or any part of the Charged Property.

7                                         Undertakings

7.1                                 Duration of undertakings

The Company undertakes to Archbrook in the terms of the following provisions of this clause 7, such undertakings to commence on the date of this Deed and to continue for so long as the security constituted by this Deed (or any part thereof) remains in force.

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7.2                                 General undertakings

(a)                                  It will conduct and carry on its business in a proper and efficient manner.

(b)                                 It will not do or cause or permit to be done anything which may in any way materially depreciate, jeopardise or otherwise prejudice the value to Archbrook of the security constituted by this Deed.

(c)                                  It will observe and perform all covenants and stipulations from time to time affecting the Charged Property, make all payments, carry out all registrations or renewals and generally use all reasonable endeavours to preserve, maintain and renew when necessary or desirable all the Charged Property.

7.3                                 Deposit of documents

Subject to the rights of any prior mortgagee, the Company will promptly on request deposit with Archbrook (or as it shall direct) all such documents relating to the Charged Property as Archbrook may from time to time reasonably require.  Additionally, the Company shall at least once every week during the continuance of this security provide Archbrook with a list of its debtors (in respect of debts forming part of the Charged Property) and the amounts owed by such debtors to the Company as at the date of such list.

7.4                                 Retention of documents

Archbrook may retain any document delivered to it pursuant to clause 7.3 or otherwise until the security created by this Deed is released and if, for any reason it ceases to hold any such document before such time, it may by notice to the Company require that the relevant document be redelivered to it and the Company shall immediately comply (or procure compliance) with such notice.

7.5                                 Power to remedy

If the Company fails to comply with any of the covenants set out in clauses 7.1 to 7.3 the Company will allow (and hereby irrevocably authorises) Archbrook and/or such persons as it shall nominate to take such action on behalf of the Company as shall be necessary to ensure that such covenants are complied with. All money expended and costs incurred by Archbrook under this provision shall form part of the Secured Obligations.

7.6                                 Indemnity

The Company will indemnify Archbrook and will keep Archbrook indemnified against all losses and reasonable costs, charges and expenses properly incurred by Archbrook as a result of a breach by the Company of its obligations under clauses 7.1 to 7.3 and in connection with the exercise by Archbrook of its rights contained in clause 7.5 above (other than those which arise due to Archbrook’s gross negligence or wilful default).  All sums the subject of this

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indemnity will be payable by the Company to Archbrook on demand and if not so paid will bear interest at the Default Rate.  Any unpaid interest will be compounded with monthly rests.

8                                         Attorney

The Company hereby irrevocably and by way of security appoints Archbrook and every Receiver of the Charged Property or any part thereof appointed hereunder and any person nominated for the purpose by Archbrook or any Receiver (in writing under hand signed by an officer of Archbrook or any Receiver) severally as its Attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to execute, seal and deliver (using the relevant Company’s seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which it ought to execute and do under the terms of this Deed or which may be required or deemed proper in the exercise of any rights or powers conferred on Archbrook or any Receiver hereunder or otherwise for any of the purposes of this Deed and the Company hereby covenants with Archbrook to ratify and confirm all acts or things made, done or executed by such attorney as aforesaid.

9                                         Enforcement and powers of Archbrook

9.1                                 The powers conferred on mortgagees or receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the security constituted by this Deed except insofar as they are expressly or impliedly excluded and where there is ambiguity or conflict between the powers contained in such Acts and those contained in this Deed, those contained in this Deed shall prevail.

9.2                                 At any time after this security shall have become enforceable or if so requested by the Company, Archbrook may by writing under hand signed by any officer or manager of Archbrook appoint any person (or persons) to be a Receiver of all or any part of the Charged Property.

9.3                                 All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as hereby varied or extended and all or any of the rights and powers conferred by this Deed on a Receiver (whether expressly or impliedly) may be exercised by Archbrook without further notice to the Company at any time after this security shall have become enforceable and Archbrook may exercise such rights and powers irrespective of whether Archbrook has taken possession or has appointed a Receiver of the Charged Property.

10                                  Status, powers, removal and remuneration of Receiver

10.1                           Any Receiver appointed hereunder shall be the agent of the Company and the Company shall be solely responsible for his acts or defaults and for his remuneration and liable on any contracts or engagements made or entered into by him and in no circumstances whatsoever shall Archbrook be in any way responsible for any misconduct, negligence or default of the Receiver.

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10.2                           Any Receiver appointed hereunder shall have power in addition to the powers conferred by the Law of Property Act 1925 and Schedule 1 of the Insolvency Act 1986 (which are hereby incorporated in this Deed) and notwithstanding the liquidation of the Company:

(a)                                  to take possession of, collect and get in all or any part of the Charged Property and for that purpose to take any proceedings in the name of the Company or otherwise as he thinks fit;

(b)                                 generally to manage the Charged Property and to manage or carry on, reconstruct, amalgamate, diversify or concur in carrying on the business or any part thereof of the Company as he may think fit;

(c)                                  to make any arrangement or compromise or enter into or cancel any contracts which he shall think expedient in the interests of Archbrook;

(d)                                 for the purpose of exercising any of the powers, authorities and discretions conferred on him by this Deed and/or defraying any costs or expenses which may be incurred by him in the exercise thereof or for any other purpose to raise or borrow money or incur any other liability on such terms whether secured or unsecured as he may think fit and whether to rank for payment in priority to this security or not;

(e)                                  without restriction to sell or concur in selling, and to vary the terms of, determine, or otherwise dispose of or deal with, all or any part of the Charged Property without being responsible for loss or damage, and so that any such sale or disposition may be made for cash payable by instalments, loan stock or other debt obligations or for shares or securities of another company or other valuable consideration, and the Receiver may form and promote, or concur in forming and promoting, a company or companies to purchase, or otherwise acquire interests in all or any of the Charged Property or otherwise, arrange for such companies to trade or cease to trade and to purchase or otherwise acquire all or any of the Charged Property on such terms and conditions whether or not including payment by instalments secured or unsecured as he may think fit;

(f)                                    to redeem any prior encumbrance and settle and pass the accounts of the person entitled to the prior encumbrance so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Company and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(g)                                 to appoint and discharge employees, officers, managers, agents, professionals and others for any of the purposes hereof or to guard or protect the Charged Property upon such terms as to remuneration or otherwise as he may think fit and to dismiss the same or discharge any persons appointed by the Company;

(h)                                 to settle, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person or body who is or claims to be a creditor of the Company or relating in any way to the Charged Property or any part thereof;

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(i)                                     to bring, prosecute, enforce, defend and discontinue all such actions and proceedings or submit to arbitration in the name of the Company in relation to the Charged Property or any part thereof as he shall think fit;

(j)                                     to purchase or acquire any land and purchase, acquire or grant any interest in or right over land;

(k)                                  to make calls conditionally or unconditionally on the members of the Company in respect of uncalled capital;

(l)                                     to exercise on behalf of the Company and without the consent of or notice to that Company all the powers conferred on a landlord or a tenant by the Landlord and Tenant Acts, the Rent Acts, the Housing Acts or any other legislation from time to time in force in any relevant jurisdiction relating to rents or agriculture in respect of any part of the Premises; and

(m)                               to do all such other acts and things (including, without limitation, signing and executing all documents and deeds) as may be considered by the Receiver to be incidental or conducive to any of the matters or powers aforesaid or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property and to use the name of the Company for all the purposes aforesaid.

10.3                           Archbrook may by written notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

10.4                           Archbrook may from time to time fix the remuneration of any Receiver appointed by it.

10.5                           If at any time there is more than one Receiver of all or any part of the Charged Property, each Receiver may exercise individually all of the powers conferred on a Receiver under this Deed and to the exclusion of the other Receiver or Receivers (unless the document appointing such Receiver states otherwise).

11                                  Application of moneys

11.1                           All moneys received by Archbrook or any Receiver appointed hereunder shall be applied in the following order:

(a)                                  in payment of the costs, charges and expenses incurred, and payments made, by Archbrook and/or any Receiver (including the payment of preferential debts);

(b)                                 in payment of remuneration to the Receiver at such rates as may be agreed between him and Archbrook at or any time after his appointment;

(c)                                  in or towards satisfaction of the Secured Obligations (in such order as Archbrook shall require); and

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(d)                                 the surplus (if any) shall be paid to the Company or other person entitled to it.

11.2                           Sections 109(6) and (8) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Deed.

11.3                           Subject to clause 11.1, any moneys received or realised by Archbrook from the Company or a Receiver under this Deed may be applied by Archbrook to any item of account or liability or transaction to which they may be applicable in such order or manner as Archbrook may determine.

11.4                           Archbrook and any Receiver may place and keep (for such time as it shall think prudent) any money received, recovered or realised pursuant to this Deed in or at a separate suspense account (bearing interest at normal commercial rates for such an account) for so long and in such manner as Archbrook may from time to time determine (to the credit of any of the Company or Archbrook as Archbrook shall think fit) and the Receiver may retain the same for such period as he and Archbrook consider expedient without having any obligation to apply the same or any part thereof in or towards discharge of the Secured Obligations.

12                                  Protection of third parties

12.1                           No purchaser from, or other person dealing with, Archbrook and/or any Receiver shall be obliged or concerned to enquire whether the right of Archbrook or any Receiver to exercise any of the powers conferred by this Deed has arisen or become exercisable, or whether any of the Secured Obligations remain outstanding or be concerned with notice to the contrary, or whether any event has happened to authorise the Receiver to act or as to the propriety or validity of the exercise or purported exercise of any such power and the title of such a purchaser and the position of such a person shall not be impeachable by reference to any of those matters.

12.2                           The receipt of Archbrook or any Receiver shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of Archbrook or any Receiver.

12.3                           In clauses 12.1 and 12.2 “purchaser” includes any person acquiring, for money or money’s worth, any lease of, or Security Interest over, or any other interest or right whatsoever in relation to, the Charged Property.

13                                  Protection of Archbrook and Receiver

13.1                           Neither Archbrook nor any Receiver shall be liable in respect of all or any part of the Charged Property or for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, their respective powers, unless such loss or damage is caused by its or his gross negligence or wilful acts of default and recklessness.

13.2                           Without prejudice to the generality of clause 13.1, entry into possession of the Charged Property shall not render Archbrook or the Receiver liable to account as mortgagee in

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possession and if and whenever Archbrook enters into possession of the Charged Property, it shall be entitled at any time at its discretion to go out of such possession.

14                                  Costs and expenses

14.1                           The Company will fully indemnify Archbrook and any Receiver appointed hereunder on demand from and against any expense (including legal fees), loss, damage or liability which Archbrook (or any Receiver) may incur in connection with the negotiation, preparation, execution, modification, amendment, release and/or enforcement or attempted enforcement of, or preservation of Archbrook’s (or any Receiver’s) rights under, this Deed or in relation to any of the Charged Property, including any present or future stamp or other taxes or duties and any penalties or interest with respect thereto which may be imposed by any competent jurisdiction in connection with the execution or enforcement of this Deed or in consequence of any payment being made pursuant to this Deed (whether made by the Company or a third person) being impeached or declared void for any reason whatsoever.

14.2                           The amounts payable under clause 14.1 above shall carry default interest at the Default Rate as well after as before judgment, from the dates on which they were paid, incurred or charged by Archbrook or the Receiver (as the case may be) and shall form part of the Secured Obligations and accordingly be secured on the Charged Property under the charges contained in this Deed.  All such default interest shall be compounded on the last day of each month.

14.3                           Archbrook and any Receiver, attorney, agent or other person appointed by Archbrook under this Deed and the officers and employees of Archbrook (each an Indemnified Party) shall be entitled to be indemnified out of the Charged Assets in respect of all costs and losses, which may be incurred by, or made against, any of them (or by or against any manager, agent, officer or employee for whose liability, act or omission any of them may be answerable) at any time relating to or arising out of or as a consequence of:

(a)                                  anything done or omitted in the exercise, or purported exercise, of the powers contained in this Deed; or

(b)                                 any breach by the Company of any of its obligations under this Deed.

15                                  Other security, cumulative powers and avoidance of payments

15.1                           This security is in addition to, and shall neither be merged in, nor in any way exclude or prejudice or be affected by any other security interest, right of recourse or other right whatsoever, present or future, (or the invalidity thereof) which Archbrook may now or at any time hereafter hold or have (or would apart from this security hold or have) from the Company or any other person in respect of the Secured Obligations.

15.2                           The powers which this Deed confers on Archbrook and any Receiver appointed hereunder are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as Archbrook or the Receiver thinks appropriate. Archbrook or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever.  The Company acknowledges

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that the respective powers of Archbrook and the Receiver will in no circumstances whatsoever be suspended, waived or otherwise prejudiced by anything other than an express waiver or variation in writing.

15.3                           If Archbrook reasonably considers that any amount paid by the Company in respect of the Secured Obligations is capable of being avoided or set aside on the liquidation or administration of the Company or otherwise, then for the purposes of this Deed such amount shall not be considered to have been paid.

15.4                           Any settlement or discharge between the Company and Archbrook shall be conditional upon no security or payment to Archbrook by the Company or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force and accordingly (but without limiting the other rights of Archbrook hereunder) Archbrook shall be entitled to recover from the Company the value which Archbrook has placed upon such security or the amount of any such payment as if such settlement or discharge had not occurred.

16                                  Notice of subsequent charge

If Archbrook receives notice of any subsequent Security Interest or other interest affecting all or any of the Charged Property it may open a new account or accounts for the Company in its books and if it does not do so then (unless it gives express written notice to the contrary to the Company) as from the time of receipt of such notice by Archbrook all payments made by the Company to Archbrook (in the absence of any express appropriation to the contrary) shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Obligations.

17                                  Delegation

Archbrook may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by Archbrook under this Deed to any person or persons as it shall think fit.  Any such delegation may be made upon such terms and conditions (including the power to sub-delegate) as Archbrook may think fit.  Archbrook will not be liable or responsible to the Company or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of any delegate.

18                                  Redemption of prior charges

Archbrook may at any time following the security constituted by this Deed becoming enforceable redeem any and all prior Security Interests on or relating to the Charged Property or any part thereof or procure the transfer of such Security Interests to itself and may settle and pass the accounts of the person or persons entitled to the prior Security Interests. Any account so settled and passed shall be conclusive and binding on the Company. The Company will on demand pay to Archbrook all principal monies, interest, costs, charges,

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losses, liabilities and reasonable expenses of and incidental to any such redemption or transfer.

19                                  Set-off

19.1                           Archbrook may at any time after the occurrence of an Event of Default which is continuing (without notice to the Company):

(a)                                  set-off or otherwise apply sums standing to the credit of the Company’s accounts with Archbrook (irrespective of the terms applicable to such accounts and whether or not such sums are then due for repayment to Archbrook);

(b)                                 set-off any other obligations (whether or not then due for performance) owed by Archbrook to the Company,

in or towards satisfaction of the Secured Obligations.

19.2                           Archbrook may exercise such rights notwithstanding that the amounts concerned may be expressed in different currencies and Archbrook is authorised to effect any necessary conversions at a market rate of exchange selected by it.

19.3                           If the relevant obligation or liability is unliquidated or unascertained Archbrook may set-off the amount it estimates (in good faith) will be the final amount of such obligation or liability once it becomes liquidated or ascertained.

20                                  Notices

20.1                           Any communications to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax and letter.

20.2                           The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Company and Archbrook for any communication or document to be made or delivered under or in connection with the this Deed is:

(a)	in the case of the Company:

Address: c/o Dollar Financial UK Limited, Castlebridge Office Village, Kirtley Drive, Castle Marina, Nottingham NG7 1LD, UK
Fax: +44 (0) 115 9347444
Telephone: +44(0)115 9347410
Attention: Mr Richard Withers

With a copy to Hilary B. Miller Esq

Address: 112 Parsonage Road, Greenwich, Connecticut, 06830-3942, USA
Fax: +1 914 206 3727

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Telephone: +1 203 399 1320

(b)	in the case of Archbrook:

Address: 100 Front Street, Suite 1410, Conshohocken, Pennsylvania 19428-2884, USA
Fax: +1 610 940 4496
Telephone: +1 610 940 4492
Attention: Mr John F McGlinn, II

With a copy to Stevens & Lee P.C.

Address: One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 202,
PO Box 236, Wayne, P.A. 19087-0236, USA
Fax: +1 610 371 7974
Telephone: +1 610 293 4961
Attention: Jeffrey P Waldon, Esq,

The Company or Archbrook may substitute any address or fax number or department or officer by not less than 7 days’ notice in writing to Archbrook or the Company respectively.

20.3                           Any communication or document made or delivered by one person to another under or in connection with the Deed will only be effective:

(a)                                  if by way of fax, when received in legible form; or

(b)                                 if by way of letter, when it has been left at the relevant address or 7 days after being deposited in the post airmail postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 20.2, if addressed to that department or officer.

20.4                           Any communication or document to be made or delivered to Archbrook will be effective only when actually received by Archbrook and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as Archbrook shall specify for this purpose).

20.5                           Any notice given under or in connection with this Deed must be in English. All other documents provided under or in connection with the Deed must be in English; or if not in English, and if so required by Archbrook, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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21                                  No implied waivers

21.1                           No failure or delay by Archbrook in exercising any right, power or privilege under this Deed shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.2                           The rights and remedies of Archbrook provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

21.3                           A waiver given or consent granted by Archbrook under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

22                                  Invalidity of any provision

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions will not be affected or impaired in any way.

23                                  Assignment

Archbrook may at any time assign or otherwise transfer all or any part of its rights under this Deed.

24                                  Currency clauses

24.1                           All monies received or held by Archbrook or any Receiver under this Deed may be converted into such other currency as Archbrook considers necessary or desirable to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at National Westminster Bank plc’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

24.2                           No payment to Archbrook (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Company in respect of which it was made unless and until Archbrook shall have received payment in full in the currency in which the obligation or liability was incurred and to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency Archbrook shall have a further separate cause of action against the Company and shall be entitled to enforce the security constituted by this Deed to recover the amount of the shortfall.

25                                  Certificates conclusive

A certificate, determination, notification or opinion of Archbrook as to any amount payable under this Deed will be prima facie evidence thereof except in the case of manifest error.

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26                                  Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

27                                  Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.  This does not affect any right or remedy of a third party which exists or is available apart from that Act.

28                                  Governing law and Jurisdiction

28.1                           Applicable Law

This Deed (and any dispute, proceedings or claims of whatever nature arising out of or in any way relating to this Deed) shall be governed by and construed in all respects in accordance with English law.

28.2                           Jurisdiction

For the exclusive benefit of Archbrook the Company irrevocably agrees that the courts of England are to have non-exclusive jurisdiction to hear and settle any proceedings.  The Company further agrees, for the benefit of Archbrook, that Archbrook shall also have the right to take proceedings against the Company in any competent court of any other competent jurisdiction (including, without limitation, the courts of Pennsylvania state and the Federal Courts of the U.S.A.) and the Company submits to the non-exclusive jurisdiction of each such court.

28.3                           Enforcement

The Company irrevocably agrees that a judgement in any proceedings brought in any competent court shall be conclusive and binding upon the Company and may be enforced, whether against property, assets or otherwise howsoever, in the courts of any other jurisdiction.

28.4                           Waiver of rights

The Company irrevocably waives any right it may have to the trial by jury of such proceedings, any objection which it may have from time to time to the commencement or the venue of any proceedings in any such court as is referred to in this clause 28 (Governing law and Jurisdiction) any claim that any such proceedings have been brought in any inconvenient forum and any objection to the giving of any relief or the issue of any process in connection with such proceedings.

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IN WITNESS whereof this Deed has been duly executed the day and year first before written.

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SIGNATORIES TO THE DEBENTURE

The Company
Signed as a deed and delivered by INSTANT	)
CASH LOANS LIMITED acting by a director	)	Director
and its secretary or by two directors))

Secretary or Director

Archbrook

Signed by (Authorised Signatory) )
for and on behalf of ARCHBROOK )
HOLDINGS INTERNATIONAL LLC )

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EXHIBIT B

FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made as of the 15th day of  November, 2002

BY:

(1) INSTANT CASH LOANS LIMITED whose registered office is at 42 Alie Street, London E1 8DA (“ICLL”);

in favour of

(2) ARCHBROOK HOLDINGS INTERNATIONAL LLC a Pennsylvania limited liability company whose registered office is at 100 front Street, Suite 1400, West Conshohocken, Pennsylvania  19428-2884 (“Archbrook”).

NOW THIS DEED WITNESSES:

1              ICLL hereby irrevocably and unconditionally appoints Archbrook as ICLL’s lawful attorney with full power of substitution for ICLL and in its name and on its behalf and as its act and deed to execute, seal and deliver and otherwise perfect the assignment of certain short term consumer loans agreed to be assigned to Archbrook under any agreement between ICLL and Archbrook and/or facilitate the exercise by Archbrook of its rights under any such agreement.

2                                          ICLL hereby agrees at all times to ratify and confirm whatsoever any act, matter or deed its attorney shall lawfully do or cause to be done under or pursuant to this Power of Attorney.

3                                          ICLL hereby declares that, this Power of Attorney having been given for security purposes and to secure a continuing obligation, the powers hereby created shall be irrevocable.

4              This deed shall be governed by and construed in accordance with English law.

IN WITNESS whereof ICLL has caused this deed to be executed on its behalf the day and year first before written.

Executed as a deed (but not delivered until
the day and year first before written) by
INSTANT CASH LOANS LIMITED
acting by two directors or one director and the
company secretary
Director

Director/Secretary

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EXHIBIT C

FORM OF ASSIGNMENT

THIS ASSIGNMENT is made the          day of                       , 200   , BETWEEN:

(1) INSTANT CASH LOANS LIMITED whose registered office is at                                   (the “Transferor”); and

(2) ARCHBROOK HOLDINGS INTERNATIONAL INC a company registered in Pennsylvania in the USA whose registered office is at                                           (the “Transferee”).

Whereas:

The Transferor has agreed to assign to the Transferee the loan contracts set out in Schedule 1 (“the Loan Contracts”).

NOW This Deed WITNESSETH as follows:

1.             In consideration of the sum of £1 the Transferor hereby conveys, transfers and assigns with full title guarantee with effect from and including the date of this Assignment subject to subsisting rights of redemption (or cesser) (if any) to the Transferee absolutely all its right, title, interest and benefit (both present and future) in and under the Loan Contracts and each of them including without limitation:

(a) all rights which the Transferor has to demand, sue for, recover, receive and give receipts for all principal moneys payable or to become payable under the Loan Contracts and the interest and all other amounts due or to become due thereon; and

(b) the benefit of all securities for all principal moneys and interest payable under the Loan Contracts (including without limitation any guarantees), the benefit of and the right to sue on all covenants with and obligations in favour of the Transferor in each Loan Contract including covenants and obligations on the part of sureties and the right to exercise all powers of the Transferor in relation to each Loan Contract.

TO HOLD the same unto the Transferee absolutely

2.                                       This Deed shall be governed by and construed in accordance with English Law.

IN WITNESS whereof the Transferor has caused this Assignment to be executed and delivered on the day and year first before written.

Executed and delivered as a deed by	)
Instant Cash Loans Limited acting	)	Director
by two directors or by one director	)
and the secretary	)	Director/Secretary

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